Filed Pursuant to Rule 424(b)(5)

Registration No. 333-232920

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
0.125% Senior Notes due 2022	$1,107,200,000	$143,714.56
0.625% Senior Notes due 2025	$ 692,000,000	$89,821.60
1.000% Senior Notes due 2028	$ 692,000,000	$89,821.60
2.250% Senior Notes due 2029	$ 387,600,000	$50,310.48

(1)

A registration fee of $373,668.24 is due for this offering. €2,250,000,000 aggregate principal amount of euro-denominated senior notes and £300,000,000 aggregate principal amount of sterling-denominated senior notes will be issued. The U.S. dollar equivalent of the maximum aggregate offering price, $2,878,800,000 has been calculated using a €/U.S.$ exchange rate of €1.00/U.S.$1.1072 and a £/U.S.$ exchange rate of £1.00/U.S.$1.2920 as of November 20, 2019, each as reported by Bloomberg, L.P.

(2)

Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 (File No. 333-232920) filed by Fidelity National Information Services, Inc. on July 31, 2019.

Prospectus Supplement

(To Prospectus dated July 31, 2019)

€2,250,000,000

£300,000,000

Fidelity National Information Services, Inc.

€1,000,000,000 0.125% Senior Notes due 2022

€625,000,000 0.625% Senior Notes due 2025

€625,000,000 1.000% Senior Notes due 2028

£300,000,000 2.250% Senior Notes due 2029

We are offering €1,000,000,000 aggregate principal amount of 0.125% senior notes due 2022 (the “2022 Euro Notes”), €625,000,000 aggregate principal amount of 0.625% senior notes due 2025 (the “2025 Euro Notes”), €625,000,000 aggregate principal amount of 1.000% senior notes due 2028 (the “2028 Euro Notes” and, together with the 2022 Euro Notes and the 2025 Euro Notes, the “Euro Notes”), and £300,000,000 aggregate principal amount of 2.250% senior notes due 2029 (the “Sterling Notes”) (the Euro Notes together with the Sterling Notes, the “Senior Notes”). The 2022 Euro Notes will mature on December 3, 2022, the 2025 Euro Notes will mature on December 3, 2025, the 2028 Euro Notes will mature on December 3, 2028, and the Sterling Notes will mature on December 3, 2029. We will pay interest annually in arrears on the Senior Notes on December 3 of each year, beginning on December 3, 2020. The Senior Notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness at any time outstanding. The Euro Notes will be issued in book-entry form only, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Sterling Notes will be issued in book-entry form only, in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. We may also redeem the Senior Notes in whole or in part at any time at the applicable redemption prices described in this prospectus supplement under the heading “Description of the Senior Notes—Optional Redemption.”

The Senior Notes constitute new issues of securities for which there are no established trading markets. We intend to apply to list each series of the Senior Notes on the New York Stock Exchange (“NYSE”). The listing applications will be subject to approval by the NYSE. If such listings are obtained, we have no obligation to maintain such listings for any series of the Senior Notes, and we may delist any series of the Senior Notes at any time. We currently expect trading in the Senior Notes on the NYSE to begin within 30 days after the original issue date.

Investing in the Senior Notes involves risk. See “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Senior Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds to Us (Before Expenses)
Per 2022 Euro Note	99.633%	0.325%	99.308%
Total for 2022 Euro Notes (1)	€996,330,000	€3,250,000	€993,080,000
Per 2025 Euro Note	99.906%	0.475%	99.431%
Total for 2025 Euro Notes (1)	€624,412,500	€2,968,750	€621,443,750
Per 2028 Euro Note	99.377%	0.550%	98.827%
Total for 2028 Euro Notes (1)	€621,106,250	€3,437,500	€617,668,750
Total for Euro Notes	€2,241,848,750	€9,656,250	€2,232,192,500
Per Sterling Note	99.415%	0.575%	98.840%
Total for Sterling Notes (1)	£298,245,000	£1,725,000	£296,520,000

(1)	Plus accrued interest, if any, from December 3, 2019, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes in book-entry form through Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) (together, Euroclear and Clearstream are sometimes referred to herein as the “ICSDs”), on or about December 3, 2019, which is the seventh business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+7”). Upon issuance, the Senior Notes will be represented by one or more global notes in fully registered form (“Global Notes”), which are expected to be deposited with a common depositary for Euroclear and Clearstream and registered in the name of a nominee of the common depositary.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	MUFG	Wells Fargo Securities

Barclays	Citigroup	Goldman Sachs & Co. LLC	US Bancorp

Co-Managers

Crédit Agricole CIB	HSBC	Lloyds Securities

PNC Capital Markets LLC	SMBC Nikko	SunTrust Robinson Humphrey

November 21, 2019

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

We have not, and the underwriters have not, authorized anyone to provide you with additional or different information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Senior Notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

We expect delivery of the Senior Notes will be made against payment therefor on or about December 3, 2019, which is the seventh business day following the date of pricing of the Senior Notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors. See the section of this prospectus supplement entitled “Underwriting (Conflicts of Interest).”

MiFID II Product Governance / Professional Clients and ECPs only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Senior Notes has led to the conclusion that: (i) the target market for the Senior Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Senior Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommencing the Senior Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Senior Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

ABOUT THIS PROSPECTUS SUPPLEMENT

The terms “FIS,” “we,” “us,” and “our” refer to Fidelity National Information Services, Inc. and its subsidiaries, except with respect to the terms of the Senior Notes, including on the cover page, “The Offering” and “Description of the Senior Notes,” and unless the context otherwise requires for which such terms refer to Fidelity National Information Services, Inc. only.

S-ii

References in this prospectus supplement to “$,” “dollars,” “USD” or “U.S. dollars” are to the currency of the United States of America; references to “€” or “euro” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended; and references herein to “£”and “GBP” are to the lawful currency of the United Kingdom.

IN CONNECTION WITH THE ISSUE OF THE STERLING NOTES, MERRILL LYNCH INTERNATIONAL, IN ITS ROLE AS STABILIZING MANAGER (THE “STERLING STABILIZING MANAGER”) FOR ITS OWN ACCOUNT MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS AND DIRECTIVES, OVER-ALLOT SENIOR NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE STERLING NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STERLING STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STERLING STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE STERLING NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE STERLING NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE STERLING NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

IN CONNECTION WITH THE ISSUE OF THE EURO NOTES, MERRILL LYNCH INTERNATIONAL, IN ITS ROLE AS STABILIZING MANAGER (THE “STABILIZING MANAGER”) FOR ITS OWN ACCOUNT MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS AND DIRECTIVES, OVERALLOT EURO NOTES, OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE EURO NOTES, AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE EURO NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE EURO NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE EURO NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the Senior Notes offered under this prospectus supplement. That registration statement can be read at the SEC’s website at https://www.sec.gov.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include, without limitation:

•

the risk that our recent acquisition of Worldpay, Inc. (“Worldpay”) through a merger transaction (the “Worldpay transaction”) will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the risk that the integration of FIS and Worldpay will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the Worldpay transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of FIS or Worldpay may exist;

•	the risk that acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;

•	the risks of doing business internationally;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software (including software updates) for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

S-iv

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	the failure to meet financial goals to grow the business in Brazil after the unwinding of our Brazilian joint venture;

•	the risks of reduction in revenue from the loss of existing and/or potential customers in Brazil after the unwinding of our Brazilian joint venture;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or card schemes or changes in those requirements;

•	fraud by merchants or bad actors; and

•	other risks detailed under “Risk Factors” and elsewhere in this document and in our other filings with the SEC.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements contained in or incorporated into this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering.

S-v

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Information Services, Inc.

We are a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our 55,000 people are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, we are a Fortune 500® company and a member of the Standard & Poor’s 500® Index.

We have grown organically, as well as through acquisitions, which have contributed critical applications and services that complement or enhance our existing offerings, diversifying our revenue by customer, geography and service offering. We evaluate possible acquisitions that might contribute to our growth or performance on an ongoing basis.

On July 31, 2019, we completed the previously announced acquisition of Worldpay. Through our acquisition of Worldpay, we are now a global leader in technology, solutions and services for merchants, as well as banks and capital markets. The Worldpay transaction brings an integrated technology platform with a comprehensive suite of products and services serving merchants and financial institutions. In 2018, Worldpay processed over 40 billion transactions, supporting more than 300 payment types across 146 countries and 126 currencies. Through the Worldpay transaction, we have enhanced global payment capabilities, robust risk and fraud solutions and advanced data analytics.

Operating Segments

As a result of the Worldpay transaction, we reorganized our reportable segments. The new segments are Merchant Solutions, Banking Solutions, and Capital Market Solutions, which are organized based on the markets and clients served aligned with the solutions they provide, as well as the Corporate and Other segment. The reorganization primarily consisted of adding a new Merchant Solutions segment, renaming the former Integrated Financial Solutions segment to Banking Solutions and the former Global Financial Solutions segment to Capital Market Solutions, and moving certain of our existing business lines to align with these new segments. Below is a summary of each segment.

Merchant Solutions (“Merchant”)

The Merchant segment is focused on serving global merchants as well as merchants of all sizes enabling them to accept electronic payments, including credit, debit and prepaid payments originated at a physical point-of-sale as well as in card-not-present environments such as eCommerce and mobile. Merchant services include all aspects of payment processing, including authorization and settlement, customer service, chargeback and retrieval processing, reporting for electronic payment transactions and network fee and interchange management. Merchant also includes value-added services, such as security and fraud prevention solutions, advanced data analytics and information management solutions, foreign currency management and numerous funding options. Our Merchant clients are highly-diversified, including non-discretionary everyday spend categories, such as grocery and pharmacy, and include 13 of the U.S. top 25 national retailers by revenue in

2018, as well as global enterprises and small to medium sized businesses. The Merchant segment utilizes broad and varied distribution channels, including direct sales forces and multiple referral partner relationships that provide us with a growing and diverse client base.

Banking Solutions (“Banking”)

The Banking segment is focused on serving global clients for transaction and account processing; payment solutions; digital channel solutions; lending and wealth and retirement solutions; risk, fraud management and compliance solutions; and services capitalizing on the continuing trend to outsource these solutions. Clients in this segment include global financial institutions, U.S. regional and community banks, credit unions and commercial lenders, as well as government institutions, and other commercial organizations. Banking serves clients in more than 130 countries around the world. Our applications include core processing software, which clients use to maintain the primary records of their customer accounts, and complementary applications and services that interact directly with the core processing applications. We provide our clients integrated solutions characterized by multi-year processing contracts that generate highly recurring revenue. The predictable nature of cash flows generated from the Banking segment provides opportunities for further investments in innovation, integration, information and security, and compliance in a cost-effective manner.

Capital Market Solutions (“Capital Markets”)

The Capital Markets segment is focused on serving global financial services clients with a broad array of buy- and sell-side solutions. Clients in this segment operate in more than 50 countries around the world and include asset managers, buy-and sell-side securities, brokerage and trading firms, insurers, private equity firms, and other commercial organizations. Our buy- and sell-side solutions include a variety of mission critical applications for record keeping, data and analytics, trading, financing and risk management. Capital Markets’ clients purchase our solutions and services in various ways including licensing and managing technology “in-house,” using consulting and third-party service providers, as well as fully outsourced end-to-end solutions. We have long-established relationships with many of these financial and commercial institutions that generate significant recurring revenue. We have and continue to make investments in modern platforms; advanced technologies, such as cloud, open APIs, machine learning and artificial intelligence; and regulatory technology to support our Capital Markets clients.

Corporate and Other

The Corporate and Other segment consists of corporate overhead expense, certain leveraged functions and miscellaneous expenses that are not included in the operating segments. The overhead and leveraged costs relate to marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs, such as acquisition and integration expenses, that are not considered when management evaluates revenue-generating segment performance.

Competitive Strengths

We believe that our competitive strengths include the following:

•	Brand—We have built a global brand known for innovation and thought leadership in the financial services sector.

•

Global Distribution and Scale—Our worldwide presence, array of solution offerings, customer breadth, established infrastructure and employee depth enable us to leverage our client relationships and global scale to drive revenue growth and operating efficiency. We are a global leader in the markets we serve, supported by a large, knowledgeable talent pool of employees around the world.

•

Extensive Domain Expertise and Portfolio Depth—We have a significant number and wide range of high-quality software applications and service offerings that have been developed over many years with substantial input from our customers. Our broad portfolio of solutions includes a wide range of flexible service arrangements for the deployment and support of our software, from managed processing arrangements, either at the customer’s site or at our location, to traditional license and maintenance fee approaches. This broad solution set allows us to bundle tailored or integrated services to compete effectively. In addition, we are able to use the modular nature of our software applications and our ability to integrate many of our services with the services of others to provide customized solutions that respond to individualized customer needs. We understand the needs of our customers and have developed and acquired innovative solutions that can give them a competitive advantage and reduce their operating costs. We have made significant investment in modernizing our platforms and solutions and moving our server compute into our private cloud located in our strategic data centers to increase our competitiveness in the global marketplace.

•

Excellent and Long-Term Relationship with Clients—A significant percentage of our business with our customers relates to applications and services provided under multi-year, recurring contracts. The nature of these relationships allows us to develop close partnerships with these customers, resulting in high client retention rates. As the breadth of our service offerings has expanded, we have found that our access to key customer personnel is increasing, presenting greater opportunities for cross-selling and providing integrated, total solutions to our customers.

Strategy

Our mission is to deliver superior solutions and services to our clients and to expand our client base, which will result in sustained revenue and earnings growth for our shareholders. Our strategy to achieve this goal has been and continues to be built on the following pillars:

•

Build, Buy, or Partner to Add Solutions to Cross-Sell Existing Clients and Win New Clients—We continue to invest in growth through internal software development, as well as through acquisitions and equity investments that complement and extend our existing solutions and capabilities, providing us with additional solutions to cross-sell existing clients and capture the interest of new clients. We also partner from time to time with other entities to provide comprehensive offerings to our prospects and customers. By investing in solution innovation and integration, we continue to expand our value proposition to our prospects and clients.

•

Support Our Clients Through Innovation—Changing market dynamics, particularly in the areas of information security, regulation and innovation, are transforming the way our clients operate, which is driving incremental demand for our integrated solutions and services around our intellectual property. As prospects and customers evaluate technology, business process changes and vendor risks, our depth of services capabilities enables us to become involved earlier in their planning and design process and assist them as they manage through these changes.

•

Continually Improve to Drive Margin Expansion—We strive to optimize our performance through investments in infrastructure enhancements, our workforce and other measures that are designed to drive margin expansion.

•

Expand Client Relationships—The overall market we serve continues to gravitate beyond single-application purchases to multi-solution partnerships. As the market dynamics shift, we expect our clients and prospects to rely more on our multidimensional service offerings. Our leveraged solutions and processing expertise can produce meaningful value and cost savings for our clients through more efficient operating processes, improved service quality and convenience for our clients’ customers.

•	Build Global Diversification—We continue to deploy resources in global markets where we expect to achieve meaningful scale.

Corporate Information

Fidelity National Information Services, Inc. is a Georgia corporation. Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number at that location is (904) 438-6000. Our website address is www.fisglobal.com. The contents of our website are not incorporated into this prospectus supplement or the accompanying prospectus.

Concurrent Tender Offers

On the date of this prospectus supplement, we commenced (i) a cash tender offer (the “Any and All Tender Offer”) for any and all of our outstanding 3.625% Senior Notes due 2020, any and all of our outstanding 2.250% Senior Notes due 2021 and any and all of our outstanding 4.500% Notes due 2022 (collectively, the “Any and All Notes”), upon the terms and subject to the conditions set forth in the related offer to purchase and notice of guaranteed delivery, and (ii) a cash tender offer (the “Maximum Tender Offer” and, together with the Any and All Tender Offer, the “Tender Offers”) for our outstanding 5.000% Senior Notes due 2025, our outstanding 4.750% Senior Notes due 2048 and our outstanding 4.500% Senior Notes due 2046 (together with the Any and All Notes, the “Tender Offer Notes”) for up to the aggregate maximum repurchase amount specified in, and subject to the acceptance priority levels and other terms and conditions set forth in, the related offer to purchase. The Any and All Tender Offer is expected to expire on December 2, 2019, unless extended or earlier terminated. The Maximum Tender Offer is expected to expire on December 19, 2019, unless extended or earlier terminated. The Tender Offers are subject to the completion of this offering on terms satisfactory to us and resulting in the receipt of sufficient funds and other conditions. The consummation of this offering is not contingent upon the successful completion of the Tender Offers. We cannot assure you that the Tender Offers will be completed on the terms described in this prospectus supplement, or at all, nor can we assure you that the Tender Offers will result in any series of the Tender Offer Notes being tendered and accepted for purchase. Nothing in this prospectus supplement shall be construed as an offer to purchase any series of the Tender Offer Notes, as the Tender Offers are being made only to the recipients of, and upon the terms and conditions set forth in, the related offer to purchase and notice of guaranteed delivery. We may amend the Tender Offers in any respect in relation to one or more series of Tender Offer Notes or waive any condition to the Tender Offers (including the financing condition described above), in each case subject to applicable law.

To the extent that less than all of the outstanding Any and All Notes are tendered and accepted for purchase in the Any and All Tender Offer, we currently intend to (but are not obligated to) redeem all of the Any and All Notes that remain outstanding following the consummation of the Any and All Tender Offer (the “Any and All Notes Redemption”). The offering of notes contemplated hereby is not conditioned on the Any and All Notes Redemption, and nothing in this prospectus supplement shall constitute a notice of redemption or an obligation to issue a notice of redemption for the Any and All Notes. Any such notice of redemption will be made only pursuant to and in accordance with the indenture for the Any and All Notes.

The Offering

The summary below describes the principal terms of the Senior Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Senior Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Senior Notes.

Issuer	Fidelity National Information Services, Inc.

Securities Offered	€1,000,000,000 aggregate principal amount of 0.125% Senior Notes due 2022 (the “2022 Euro Notes”), €625,000,000 aggregate principal amount of 0.625% Senior Notes due 2025 (the “2025 Euro Notes”), €625,000,000 aggregate principal amount of 1.000% Senior Notes due 2028 (the “2028 Euro Notes” and collectively with the 2022 Euro Notes and the 2025 Euro Notes, the “Euro Notes”), and £300,000,000 aggregate principal amount of 2.250% Senior Notes due 2029 (the “Sterling Notes”) (the Euro Notes together with the Sterling Notes, the “Senior Notes”).

Issue Price	2022 Euro Notes: 99.633% plus accrued interest, if any, from December 3, 2019.

2025 Euro Notes: 99.906% plus accrued interest, if any, from December 3, 2019.

2028 Euro Notes: 99.377% plus accrued interest, if any, from December 3, 2019.

Sterling Notes: 99.415% plus accrued interest, if any, from December 3, 2019.

Maturity Dates	2022 Euro Notes: December 3, 2022.

2025 Euro Notes: December 3, 2025.

2028 Euro Notes: December 3, 2028.

Sterling Notes: December 3, 2029.

Interest Rate	The 2022 Euro Notes will bear interest from December 3, 2019, or from the most recent interest payment date to which interest has been paid, at the rate of 0.125% per annum.

The 2025 Euro Notes will bear interest from December 3, 2019, or from the most recent interest payment date to which interest has been paid, at the rate of 0.625% per annum.

The 2028 Euro Notes will bear interest from December 3, 2019, or from the most recent interest payment date to which interest has been paid, at the rate of 1.000% per annum.

The Sterling Notes will bear interest from December 3, 2019, or from the most recent interest payment date to which interest has been paid, at the rate of 2.250% per annum.

Interest Payment Date	Euro Notes: December 3 of each year, beginning on December 3, 2020.

Sterling Notes: December 3 of each year, beginning on December 3, 2020.

Ranking	The Senior Notes will be our general unsecured obligations and will (1) rank equally in right of payment with all of our existing and future unsecured senior debt, (2) be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing that secured debt, and (3) rank senior in right of payment to all of our future debt, if any, that is by its terms expressly subordinated to the Senior Notes. The Senior Notes will be structurally junior to any indebtedness of our subsidiaries, other than if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case such subsidiaries will be required to also guarantee the Senior Notes).

As of September 30, 2019, we had outstanding approximately $20.0 billion of unsecured senior indebtedness. Also at that date, we had no secured indebtedness, and our subsidiaries had outstanding approximately $17.2 billion of liabilities (including approximately $0.8 billion of deferred revenue) and no preferred equity.

Use of Proceeds	We expect the net proceeds from this offering to be approximately €2.22 billion from the Euro Notes and approximately £295 million from the Sterling Notes after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to provide funds for (i) the Tender Offer Notes to be purchased in the Tender Offers and (ii) to the extent less than all of the Any and All Notes are tendered and accepted for purchase in the Any and All Tender Offer, the Any and All Notes Redemption. Any remaining net proceeds would be used for general corporate purposes, which may include the refinancing of upcoming debt maturities or borrowings under our existing commercial paper programs. Pending such uses, we may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under our existing commercial paper programs or revolving credit facility. This offering is not conditioned upon the successful completion of the Tender Offers or the Any and All Notes Redemption. See “Use of Proceeds.”

Payment of Additional Amounts

Subject to certain exceptions and limitations set forth herein, we will pay to a beneficial owner who is not a United States person additional amounts (“Additional Amounts”) on the Senior Notes as are necessary so that the net payment by us or the paying agent of principal of, and premium, if any, and interest on, the Senior Notes, after withholding or deduction for, or on account of, any present or future tax, duty, assessment or governmental charge of whatever nature imposed or levied by the United States or any taxing authority thereof or therein will not be less than the amount provided in the Senior Notes to be then due and payable. “Description of the Senior Notes—Payment of Additional Amounts.”

As used in this prospectus supplement, references to the principal of, and premium, if any, and interest on, a series of Senior Notes include Additional Amounts, if any, payable on such series of Senior Notes in that context.

Purchase of Senior Notes upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, we must offer to purchase the Senior Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of the purchase. For more details, see “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

Optional Redemption	We may redeem some or all of any series of the Senior Notes, at any time at our option in whole or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of such Senior Notes to be redeemed and a “make-whole” redemption price as described under “Description of the Senior Notes—Optional Redemption,” in either case, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time on or after the applicable Par Call Date, we may, at our option, redeem the 2022 Euro Notes, the 2025 Euro Notes, the 2028 Euro Notes, or the Sterling Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 Euro Notes being redeemed, the 2025 Euro Notes being redeemed, the 2028 Euro Notes being redeemed, or the Sterling Notes being redeemed, plus accrued and unpaid interest, if any, on the 2022 Euro Notes, 2025 Euro Notes, 2028 Euro Notes, or the Sterling Notes being redeemed to, but excluding, the applicable redemption date. “Par Call Date” means, with respect to the 2022 Euro Notes, November 3, 2022 (the date that is one month prior to the maturity date of the 2022 Euro Notes), with respect to the 2025 Euro Notes, October 3, 2025 (the date that is two months prior to the maturity date of the 2025 Euro Notes), with respect to the 2028 Euro Notes, September 3, 2028 (the date that is three months prior to the maturity date of the 2028 Euro Notes), and with respect to the Sterling Notes, September 3, 2029 (the date that is three months prior to the maturity date of the Sterling Notes). See “Description of the Senior Notes—Optional Redemption.”

Redemption for Tax Reasons

The Senior Notes will be redeemable at our option, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption in the event of certain changes in the tax laws of the United States or any taxing authority thereof or therein that would obligate us to pay Additional Amounts as described above. See “Description of the Senior Notes—Redemption—Redemption for Tax Reasons.”

Covenants	We will issue the Senior Notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture includes certain covenants, including limitations on our ability to:

•	create liens on certain of our assets;

•	enter into sale and lease-back transactions with respect to properties; and

•	merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Senior Notes—Restrictive Covenants.”

Listing and Trading	We intend to apply to list each series of the Senior Notes on the NYSE. The listing applications will be subject to approval by the NYSE. If such listings are obtained, we have no obligation to maintain such listings for any series of the Senior Notes, and we may delist any series of the Senior Notes at any time. We currently expect trading in the Senior Notes on the NYSE to begin within 30 days after the original issue date.

Book-Entry Form	The Senior Notes will be issued in the form of one or more permanent global notes in fully registered form (“Global Notes”). The Global Notes will be deposited with, or on behalf of, the common depositary for Clearstream and Euroclear and issued to and registered in the name of a nominee of the common depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the ICSDs. Investors may hold their beneficial interests in the Global Notes directly through an ICSD if they have an account with an ICSD or indirectly through organizations that have accounts with the ICSDs. Except in the limited circumstances described in this prospectus supplement, certificates will not be issued in exchange for beneficial interests in the Global Notes. See “Description of the Senior Notes—Book-Entry Delivery and Form.”

Further Issuances	We may create and issue additional Senior Notes of any series ranking equally and ratably with the applicable series of Senior Notes offered by this prospectus supplement in all respects, except for the issue date, public offering price and, if applicable, the initial interest payment date and the initial interest accrual date, so that such additional Senior Notes will be consolidated and form a single series with the applicable series of Senior Notes offered by this prospectus supplement.

Currency of Payments	All payments of principal of, and premium, if any, and interest on, the Euro Notes, including any payments made upon any redemption of the Euro Notes, will be made in euros. All payments of principal of, and premium, if any, and interest on, the Sterling Notes, including any payments made upon any redemption of the Sterling Notes, will be made in GBP.

If the euro or GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community or, with respect to the Euro Notes, the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency, then all payments in respect of the applicable series of Senior Notes will be made in U.S. dollars until the euro or GBP, as applicable, is again available to us or so used. See “Description of the Senior Notes—Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP.”

CUSIP / Common Code / ISIN	2022 Euro Notes: 31620M BK1 / 208554743 / XS2085547433

2025 Euro Notes: 31620M BL9 / 208560832 / XS2085608326

2028 Euro Notes: 31620M BM7 / 208565559 / XS2085655590

Sterling Notes: 31620M BN5 / 208565729 / XS2085657299

Denominations	We will issue the Euro Notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We will issue the Sterling Notes in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

The Senior Notes will be represented on issue by Global Notes and will be delivered to the common depositary.

Governing Law	The State of New York.

You should refer to the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for an explanation of certain risks of investing in the Senior Notes.

Summary Historical Consolidated Financial Data of FIS

The following table presents our summary historical consolidated financial data as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The summary historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from our audited consolidated financial statements and accompanying notes contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from our audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this prospectus supplement.

Our summary historical consolidated financial data as of September 30, 2019 and for the nine-month periods ended September 30, 2019 and 2018 have been derived from our historical unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is incorporated by reference into this prospectus supplement. Our summary historical consolidated financial data as of September 30, 2018 has been derived from our historical unaudited interim condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is not incorporated by reference into this prospectus supplement. These financial statements are unaudited, but, in the opinion of our management, contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of our financial condition, results of operations and cash flows for the periods presented.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. The information set forth below is only a summary. You should read the following information together with our consolidated financial statements and accompanying notes and the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which are incorporated by reference into this prospectus supplement, and in our other reports filed with the SEC. The summary historical data presented below constitutes historical financial data of FIS. Our historical consolidated financial information may not be indicative of the future performance of FIS. For more information, see “Where You Can Find More Information.”

	Nine Months Ended Sept. 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In millions)		(In millions)
Statement of Earnings Data:
Revenue	$6,991	$6,256	$8,423	$8,668	$8,831	$6,260	$6,413
Cost of revenue	4,623	4,192	5,569	5,794	5,895	4,071	4,327

Gross profit	2,368	2,064	2,854	2,874	2,936	2,189	2,086
Selling, general and administrative expenses	1,435	980	1,301	1,442	1,707	1,102	815
Asset impairments	87	95	95	—	—	—	—

Operating income	846	989	1,458	1,432	1,229	1,087	1,271
Total other income (expense), net	(250)	(285)	(354)	(456)	(392)	(62)	(218)

Earnings from continuing operations before income taxes and equity method investment earnings (loss)	596	704	1,104	976	837	1,025	1,053
Provision (benefit) for income taxes	119	122	208	(321)	291	375	335
Equity method investment earnings (loss)	(18)	(11)	(15)	(3)	—	—	—

Earnings from continuing operations, net of tax	459	571	881	1,294	546	650	718
Earnings (loss) from discontinued operations, net of tax	—	—	—	—	1	(7)	(11)

Net earnings	459	571	881	1,294	547	643	707
Net (earnings) loss attributable to noncontrolling interest	(3)	(23)	(35)	(33)	(22)	(19)	(28)

Net earnings attributable to FIS common stockholders	$456	$548	$846	$1,261	$525	$624	$679

	As of Sept. 30,		As of December 31,
	2019	2018	2018	2017	2016	2015	2014
	(In millions)		(In millions)
Balance Sheet Data:
Cash and cash equivalents	$1,305	$632	$703	$665	$683	$682	$493
Goodwill	51,890	13,585	13,545	13,730	14,178	14,745	8,878
Intangible assets, net	16,083	3,304	3,132	3,885	4,590	5,080	1,268
Total assets	83,718	23,694	23,770	24,526	26,026	26,185	14,521
Total debt	20,193	9,038	8,985	8,763	10,478	11,444	5,068
Total FIS stockholders’ equity	49,195	10,081	10,215	10,711	9,675	9,298	6,557
Noncontrolling interest	17	85	7	109	104	86	135
Total equity	49,212	10,166	10,222	10,820	9,779	9,384	6,692

FIS Non-GAAP Financial Measures

Generally accepted accounting principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. Set forth below is information about our Adjusted EBITDA and our Adjusted EBITDA Unburdened by Stock Compensation, which are non-GAAP financial measures. In addition to reporting financial results in accordance with GAAP, we have provided these non-GAAP financial measures because they are among the measures our management considers in evaluating our performance and because we believe they are useful to help investors better understand the underlying fundamentals of our business.

Adjusted EBITDA is defined as EBITDA (defined as net earnings before interest, taxes and depreciation and amortization), plus certain non-operating items. The non-operating items generally include acquisition accounting adjustments and acquisition, integration and other costs. Adjusted EBITDA Unburdened by Stock Compensation further excludes stock compensation expense. These non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, operating income, net earnings, operating cash flow and other measures prepared in accordance with GAAP. Further, our non-GAAP measures may be calculated differently from similarly titled measures of other companies.

We provide a reconciliation of Adjusted EBITDA and Adjusted EBITDA Unburdened by Stock Compensation to our net earnings, which, in each case, is the most directly comparable GAAP financial measure.

GAAP to Non-GAAP Reconciliation

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017
(in millions)
Net earnings attributable to FIS common stockholders	$456	$548	$846	$1,261
Add: Provision (benefit) for income taxes	119	122	208	(321)
Equity method investment loss	18	11	15	3
Total other expense	253	308	389	489

Operating income, as reported	846	989	1,458	1,432

Depreciation and amortization (1)	1,488	1,060	1,420	1,367
Acquisition, integration and other costs (2)	293	122	156	178
Asset impairments (3)	87	95	95	—
Acquisition deferred revenue adjustment (4)	—	4	4	7

Adjusted EBITDA	$2,714	$2,270	$3,133	$2,984

Stock compensation	74	62	81	104

Adjusted EBITDA Unburdened by Stock Compensation	$2,788	$2,332	$3,214	$3,088

(1)

Represents the impact of depreciation and amortization expense. The Company has excluded the impact of depreciation of fixed assets and amortization of intangibles as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such tangible and intangible assets contribute to revenue generation. Depreciation and amortization of assets, including those that relate to past acquisitions, will recur in future periods until such assets have been fully depreciated or amortized. Any future acquisitions may result in the depreciation and/or amortization of future assets.

(2)

Represents acquisition and integration costs primarily related to the Worldpay transaction and certain other costs including those associated with data center consolidation activities during the nine months ended September 30, 2019. For the 2018 and 2017 periods this item represents acquisition, integration and other costs primarily related to the SunGard acquisition. The year ended December 31, 2018 also includes costs associated with our data center consolidation activities.

(3)

For the 2019 period, represents asset impairments primarily for certain computer software as a result of the Company’s net realizable value analysis. For the 2018 periods, represents asset impairments for assets held for sale prior to being transferred to Banco Bradesco upon closing of the agreement to unwind the Brazilian joint venture as well as impairments of the goodwill and contract intangible asset associated with the Brazilian joint venture.

(4)

Represents the impact of the purchase accounting adjustment to reduce SunGard’s deferred revenues to estimated fair value, determined as fulfillment cost plus a normal margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP if the acquisition had not occurred, but was not recognized due to GAAP purchase accounting requirements.

Summary Historical Consolidated Financial Data of Worldpay

The following tables present summary historical consolidated financial data of Worldpay as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. The summary historical consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from Worldpay’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from Worldpay’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of June 30, 2019 and for each of the six months ended June 30, 2019 and June 30, 2018 has been derived from Worldpay’s unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement, which have been prepared on the same basis as Worldpay’s audited consolidated financial statements, and the summary historical consolidated financial data as of June 30, 2018 has been derived from Worldpay’s unaudited interim condensed consolidated financial statements, which are not incorporated by reference into this prospectus supplement.

Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. The information set forth below is only a summary. You should read the following information together with Worldpay’s consolidated financial statements and accompanying notes thereto incorporated by reference into this prospectus supplement. The summary historical data presented below constitutes historical financial data of Worldpay. Worldpay’s historical consolidated financial information may not be indicative of the future performance of Worldpay or the combined company following consummation of the merger. For more information, see “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Statement of income data:
Revenue	$2,043.0	$1,857.5	$3,925.4	$4,026.5	$3,579.0	$3,159.9	$2,577.2
Network fees and other costs (1)	—	—	—	1,903.2	1,674.2	1,478.2	1,174.7
Sales and marketing	594.9	549.4	1,131.7	669.5	582.3	503.9	396.3
Other operating costs	354.5	340.6	698.0	318.7	294.2	284.1	242.4
General and administrative	233.0	386.9	662.1	295.1	189.7	182.4	174.0
Depreciation and amortization	517.8	495.1	1,095.0	318.5	270.1	276.9	275.1

Income (loss) from operations	342.8	85.5	338.6	521.5	568.5	434.4	314.7
Interest expense-net	(141.3)	(155.1)	(304.9)	(140.6)	(109.5)	(105.7)	(79.7)
Non-operating income (expense)	(0.7)	(30.6)	(41.8)	432.8	(36.3)	(31.3)	0.2

Income (loss) before applicable income taxes	200.8	(100.2)	(8.1)	813.7	422.7	297.4	235.2
Income tax (benefit) expense	18.2	(0.4)	(27.7)	631.0	141.8	88.2	66.2

Net income (loss)	182.6	(99.8)	19.6	182.7	280.9	209.2	169.0
Less: Net (income) loss attributable to non-controlling interests	(2.9)	(0.7)	(6.8)	(52.6)	(67.7)	(61.3)	(43.7)

Net income (loss) attributable to Worldpay, Inc.	$179.7	$(100.5)	$12.8	$130.1	$213.2	$147.9	$125.3

The results for the 2018 periods presented in the table above include Worldpay Group plc beginning on January 16, 2018.

(1)

See Note 2—Revenue Recognition contained in Worldpay’s audited financial statements as of and for the year ended December 31, 2018, which are included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 13, 2019, which addresses the change in presentation.

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Balance sheet data:
Cash and cash equivalents	$288.6	$367.7	$196.5	$126.5	$139.1	$197.1	$411.6
Total assets	27,097.4	26,721.8	24,888.5	8,667.0	7,044.0	6,465.4	6,336.1
Total long-term liabilities	8,400.9	9,133.2	8,795.3	6,232.0	3,747.7	3,945.0	4,072.2
Non-controlling interests	10.6	372.6	349.6	68.1	291.6	272.3	397.6
Total equity	$10,545.8	$10,874.6	$10,204.0	$600.6	$1,607.3	$1,225.1	$1,300.6

Worldpay Non-GAAP Financial Measures

Set forth below is information about Worldpay’s Adjusted EBITDA, which is a non-GAAP financial measure. In addition to reporting financial results in accordance with GAAP, we have provided this non-GAAP financial measure because it is among the measures Worldpay’s management considers in evaluating Worldpay’s performance and because Worldpay believes it is useful to help investors better understand Worldpay’s performance, competitive position and prospects for the future.

We provide a reconciliation of Adjusted EBITDA to Worldpay’s net income (loss), which is the most directly comparable GAAP financial measure.

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)		(in millions)
Net income (loss)	$182.6	$(99.8)	$19.6	$182.7	$280.9	$209.2	$169.0
Income tax (benefit) expense (1)	18.2	(0.4)	(27.7)	631.0	141.8	88.2	66.2
Non-operating (income) expense (2)	0.7	30.6	41.8	(432.8)	36.3	31.3	(0.2)
Interest expense-net	141.3	155.1	304.9	140.6	109.5	105.7	79.7
Share-based compensation expense	57.6	56.2	124.8	47.9	35.9	30.5	42.2
Transition, acquisition and integration costs (3)	88.6	230.2	336.7	130.1	37.5	62.6	38.4
Depreciation and amortization	517.8	495.1	1,095.0	318.5	270.1	276.9	275.1

Adjusted EBITDA (unburdened by stock compensation expense)	$1,006.8	$867.0	$1,895.1	$1,018.0	$912.0	$804.4	$670.4

(1)

Income tax (benefit) expense for the year ended December 31, 2017 primarily includes an adjustment of $363.6 million to deferred taxes for the change in tax rates resulting from the Tax Cuts and Jobs Act being enacted on December 22, 2017.

(2)	Non-operating (income) expense primarily consists of other income and expense items outside of Worldpay’s operating activities.
(3)	Transition, acquisition and integration costs primarily represents costs incurred with Worldpay’s acquisitions, charges related to employee terminations and other transition activities.

RISK FACTORS

Investing in the Senior Notes offered hereby involves risks. In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus, together with the other information they incorporate by reference, before deciding whether an investment in the Senior Notes offered hereby is suitable for you. We also urge you to carefully consider the factors set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

The covenants relating to the Senior Notes, our existing notes and our revolving credit facility are limited and do not prohibit us from incurring additional debt or taking other actions that could negatively impact holders of the Senior Notes.

We may be able to incur substantially more debt in the future. The indenture governing the Senior Notes will not limit, and the indentures governing our existing notes do not currently limit, us or any of our subsidiaries from incurring debt or additional liabilities. The agreements governing our revolving credit facility restrict, but do not prohibit, FIS or our subsidiaries from incurring other additional indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, FIS and its subsidiaries may incur additional indebtedness which, under certain circumstances, may be secured without any requirement to also secure our obligations under the Senior Notes. Also, our debt agreements do not prevent us or any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof. Our existing revolving credit facility provides $5.5 billion of borrowing capacity. As of September 30, 2019, we had outstanding borrowings of approximately $560 million under our revolving credit facility. We also have commercial paper programs for the issuance and sale of senior, unsecured commercial paper notes. As of September 30, 2019, we had outstanding borrowings of approximately $3.0 billion under our commercial paper programs. To the extent new debt is added to our current levels, the ratings of and our ability to pay our obligations under the Senior Notes could be adversely affected.

There are no financial covenants in the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Senior Notes—Purchase of Senior Notes Upon a Change of Control Triggering Event” and “Description of the Senior Notes—Restrictive Covenants—Consolidation, Merger, Sale of Assets and Other Transactions.” In addition, the limitation on liens and limitation on sale and lease-back transactions covenants with respect to principal facilities contain exceptions that will allow us to create, grant or incur liens or security interests or enter into sale and lease-back transactions with respect to our facilities in a number of circumstances. For these reasons, the terms of the indenture governing the Senior Notes will provide only limited protection against significant corporate events that could adversely impact your investment in the Senior Notes.

Our holding company structure may impact your ability to receive payment on the Senior Notes.

We are a holding company with no significant operations or material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the Senior Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution, loan, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Senior Notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Senior Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

Effective subordination of the Senior Notes to indebtedness of our subsidiaries and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.

The Senior Notes are not guaranteed by any of our subsidiaries. As a result, the Senior Notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, other than if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor under any of our credit facilities in the future (in which case such subsidiaries will be required to also guarantee the Senior Notes).

However, the agreement governing our revolving credit facility does not currently provide for any obligation of our subsidiaries to guarantee the debt under such agreement, even if our subsidiaries guarantee other indebtedness. Such agreement also restricts, but does not prohibit, our subsidiaries from incurring other indebtedness, which restrictions are subject to a number of qualifications and exceptions. As a result, our subsidiaries may incur additional indebtedness without any requirement to provide guarantees of or become co-obligors under our credit facilities or, as a result, the Senior Notes. Also, such agreement does not prevent any of our subsidiaries from incurring obligations that do not constitute debt under the terms thereof.

Except to the extent that we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Senior Notes). As of September 30, 2019, our subsidiaries had approximately $17.2 billion of liabilities (including approximately $0.8 billion of deferred revenue) excluding any intercompany liabilities that were owed to us.

Other than to the extent contemplated under “Description of the Senior Notes—Restrictive Covenants—Limitation on Liens,” the Senior Notes will not be secured by any of our assets, and as a result will be effectively subordinated to any secured debt that we may now have or may incur in the future, to the extent of the value of the assets securing such debt. As of September 30, 2019, we had no secured indebtedness.

Our euro- and GBP-denominated indebtedness has increased in recent years, including as a result of the consummation of the Worldpay transaction, and will increase further as a result of this offering. Accordingly, we are increasingly exposed to fluctuations in the euro/USD and GBP/USD exchange rates, which could negatively affect our ability to service (and, at the appropriate time, refinance on attractive or acceptable terms) our euro- and GBP-denominated debt securities, including the Senior Notes offered hereby (collectively, our “euro-GBP senior debt”).

In recent years, our indebtedness denominated in euro or GBP has significantly increased as a result of our issuance of senior notes of varying maturities and our issuance of euro-denominated commercial paper. At September 30, 2019, we and our subsidiaries had outstanding approximately €6.0 billion aggregate principal amount of euro-denominated senior notes, approximately €2.6 billion aggregate principal amount of euro-denominated commercial paper and approximately £1.55 billion aggregate principal amount of GBP-denominated senior notes, or the combined equivalent of approximately $11.3 billion aggregate principal amount at the applicable euro/USD and GBP/USD exchange rates of €1.00/U.S.$1.09 and £1.00/U.S.$1.23, respectively, as of such date. The offering of the Senior Notes in combination with the Tender Offers is intended to be leverage-neutral overall, but will result in an increase in our euro- and GBP-denominated indebtedness.

Following the consummation of the Worldpay transaction, we have increased our revenues and cash flows denominated in euro and GBP. Although we currently have substantial available euro and GBP cash flows in excess of the projected debt service requirements on our existing euro and GBP-denominated debt and the Senior Notes offered hereby, we cannot assure you that we will always be able to continue generating earnings in euros and GBP in amounts sufficient, taking into account the funding requirements and other needs of our business, to make payments of interest and repayment of principal on our euro-GBP senior debt, or to permit us to economically borrow in those currencies when needed to refinance our existing euro-GBP debt. If our cash flows in euros or GBP are insufficient for such purposes, we may need to exchange U.S. dollars or funds in other currencies to make such payments, which could result in increased costs to us in the event of adverse changes in currency exchange rates. We have utilized and expect to continue to utilize forward currency contracts and other hedges on a limited basis in an effort to mitigate currency risk, but we cannot assure you that such hedging arrangements will be effective or will remain available to us on acceptable terms, or at all. In addition, we cannot predict economic and market conditions (including prevailing interest rates and foreign currency exchange rates) at the applicable times when our various series of euro-GBP senior debt are scheduled to mature, nor can there be any assurance that we would be able to refinance any series of our euro-GBP senior debt in those currencies on acceptable terms at any such time, all of which could have an adverse financial impact on us.

A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior Notes. Although such guarantees would provide you with a direct claim against the assets of the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee, if any, will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was insolvent, or was rendered insolvent, by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the Senior Notes. A bankruptcy court could also void a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay or defraud creditors.

Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the Senior Notes in full.

Future subsidiary guarantees, if any, will be released under certain circumstances.

On the issue date, the Senior Notes will not be guaranteed by any of our subsidiaries. Following the issue date, in certain circumstances certain of our domestic, wholly-owned subsidiaries may guarantee the Senior Notes. Upon the occurrence of certain events, including if the obligations of any guarantor under our revolving credit facility terminates or is released, such guarantor’s guarantee of the Senior Notes will also be released. See “Description of the Senior Notes—General.” In such event, the risks applicable to the Senior Notes with respect to our subsidiaries that are not guarantors at such time will also be applicable with respect to such guarantor.

The credit ratings assigned to the Senior Notes may not reflect all risks of an investment in the Senior Notes.

We expect that the Senior Notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Senior Notes and increase our corporate borrowing costs.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event.

We may not be able to repurchase the Senior Notes upon a Change of Control Triggering Event because we may not have sufficient funds. Upon a Change of Control Triggering Event, holders of the Senior Notes may require us to make an offer to purchase the Senior Notes for cash at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. Our failure to purchase such tendered Senior Notes upon the occurrence of such Change of Control Triggering Event would result in an Event of Default under the indenture governing the Senior Notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If such a Change of Control Triggering Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. In addition, you may not be able to require us to repurchase the Senior Notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness, potentially resulting in a downgrade of our credit ratings, thereby negatively affecting the value of the Senior Notes), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control Triggering Event” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control Triggering Event” that would trigger our obligation to purchase the Senior Notes. Therefore, if an event occurs that does not constitute a “Change of Control Triggering Event,” we will not be required to make an offer to purchase the Senior Notes despite the event. See “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event.”

An active after-market for the Senior Notes may not develop.

The Senior Notes constitute new issues of securities, for which there are no established trading markets. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Senior Notes of each series, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Although we intend to apply for listing of each series of the Senior Notes for trading on the NYSE, no assurance can be given as to the liquidity of, or trading markets for, the Senior Notes. The listing applications will be subject to approval by the NYSE. If such listings are obtained, we have no obligation to maintain such listings for any series of the Senior Notes, and we may delist any series of the Senior Notes at any time.

If trading markets do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Senior Notes.

The market prices for the Senior Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects, including relative to guidance or analyst estimates;

•	the overall condition of the financial markets; and

•	the other risks detailed in this document and in our other filings with the SEC.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the Senior Notes.

Holders of the Senior Notes will receive payments in euros or GBP, as applicable.

All payments of principal, premium, if any, and interest in respect of the Euro Notes and the Sterling Notes and any redemption prices for the Euro Notes and the Sterling Notes, will be paid in euros or GBP, as applicable, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the Euro Notes or the Sterling Notes, as applicable, will not be obligated to convert, or to assist any registered owner or beneficial owner of the Euro Notes or Sterling Notes in converting, payments of interest, principal, premium or any redemption price in euros or GBP made with respect to such Euro Notes or Sterling Notes, respectively, into U.S. dollars or any other currency.

The United Kingdom’s impending departure from the European Union could adversely affect the value of the Senior Notes.

The United Kingdom held a referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (“Brexit”) and on March 29, 2017, the United Kingdom submitted a formal notification of its intention to withdraw from the European Union pursuant to Article 50 of the Treaty of Lisbon. The United Kingdom and the European Union have been negotiating the terms of the United Kingdom’s withdrawal from, and future relationship with, the European Union, including the terms of trade between the United Kingdom and the European Union and potentially other countries. Recently, the United Kingdom government agreed to a revised withdrawal agreement with the other members of the European Union. However, the United Kingdom parliament rejected the government’s expedited timetable for passing legislation in relation to the withdrawal agreement and, accordingly, the Brexit deadline has been extended to January 31, 2020. There can be no assurance that the withdrawal agreement will pass the United Kingdom parliament and, therefore, the United Kingdom may leave the European Union on January 31, 2020 without a withdrawal agreement in place (a “no deal” scenario). Additionally, the United Kingdom is scheduled to hold a general election on December 12, 2019, the outcome of which is uncertain and may lead to the election of a parliament that could vote in favor of a no deal scenario. These developments have created significant uncertainty about the future relationship between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the euro and the GBP. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate, including competition laws. Any of these effects of Brexit, and others we cannot anticipate, could negatively impact the value of the Senior Notes.

An investment in the Senior Notes by a holder whose home currency is not the euro, with respect to the Euro Notes, or not GBP, with respect to the Sterling Notes, entails significant risks.

An investment in the Senior Notes by a holder whose home currency is not the euro, with respect to the Euro Notes, or not GBP, with respect to the Sterling Notes, entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s functional currency and the euro or GBP, as applicable, the possibility of the imposition or subsequent modification of foreign exchange controls and tax consequences as a result of any foreign exchange gains resulting from an investment in the Senior Notes. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the euro and GBP, on the one hand, and certain currencies, on the other, have been highly volatile, and each holder should be aware that volatility may be expected to continue in the future. Fluctuations in any particular rate of exchange that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Senior Notes. Depreciation of the euro or GBP, as applicable, against the holder’s functional currency would result in a decrease in the effective yield of the Senior Notes below the coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a beneficial owner of Senior Notes subject to U.S. federal income tax, see “Material U.S. Federal Income Tax Considerations” for certain U.S. federal income tax consequences related to the Senior Notes being denominated in euros or GBP, as applicable.

The Senior Notes permit us to make payments in U.S. dollars if we are unable to obtain euros or GBP.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or if the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used.

If GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Sterling Notes will be made in U.S. dollars until GBP is again available to us or so used.

The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at the Market Exchange Rate (as defined below) as of the close of business on the second business day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro or GBP, as applicable, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

See “Description of the Senior Notes—Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP.” Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an event of default under the indenture governing the Senior Notes. If your home currency is not U.S. dollars, any such payment will expose you to the significant risks described above under “—An investment in the Senior Notes by a holder whose home currency is not the euro with respect to the Euro Notes, nor GBP with respect to the Sterling Notes, entails significant risks.”

In a lawsuit for payment on Senior Notes, holders of the Senior Notes may bear currency exchange risk.

The indenture is, and the Senior Notes will be, governed by the laws of the State of New York. A New York state statute presently in effect, but subject to amendment, would require a New York state court hearing such a lawsuit to render its decision or award in euro or GBP, as applicable. The judgment entered on that award, however, will be denominated in U.S. dollars, and converted at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Senior Notes, holders of such Senior Notes would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with Senior Notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Senior Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro or GBP, as applicable, into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The Global Notes will be held by or on behalf of Euroclear and Clearstream and, therefore, holders of the Senior Notes will have to rely on their procedures for transfer, payment and communication with us.

The Senior Notes will be represented by the Global Notes which will be held with a common depositary for Euroclear and Clearstream. Except in certain limited circumstances as described in “Description of the Senior Notes—Book-Entry Delivery and Form,” holders of the Senior Notes will not be entitled to receive definitive notes in exchange for interests in the Global Notes. While the Senior Notes are represented by the Global Notes, holders of the Senior Notes will be able to trade their beneficial interests only through Euroclear and Clearstream.

We will discharge our payment obligations under the Senior Notes by making payments to or to the order of the common depositary for Euroclear and Clearstream for distribution to their accountholders. A holder of a beneficial interest in a Global Note must rely on the procedures of Euroclear and Clearstream to receive payments under the Senior Notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the Global Notes.

Holders of beneficial interests in the Global Notes will not have a direct right to vote in respect of the Senior Notes. Instead, such holders will be permitted to act directly only to the extent that they are enabled in accordance with the procedures of Euroclear and Clearstream to appoint appropriate proxies.

Trading in the clearing systems is subject to minimum denomination requirements.

The Euro Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such Euro Notes in accordance with the provisions of the relevant Global Notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The Sterling Notes will be issued only in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such Sterling Notes in accordance with the provisions of the relevant Global Notes, a holder who does not have the minimum denomination or any integral multiple of £1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

ISSUANCE IN EUROS; ISSUANCE IN GBP

Principal, premium, if any, and interest payments on the Euro Notes, including any payments made upon any redemption of the Euro Notes, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or if the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations.

Principal, premium, if any, and interest payments on the Sterling Notes, including any payments made upon any redemption of the Sterling Notes, will be made in GBP. If GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Sterling Notes will be made in U.S. dollars until GBP is again available to us or so used.

The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at the Market Exchange Rate as of the close of business on the second business day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion.

See “Description of the Senior Notes—Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP.” Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an event of default under the indenture governing the Senior Notes.

Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the Senior Notes that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the Senior Notes.

On November 20, 2019, the euro/USD exchange rate was €1.00/U.S.$1.1072, and the GBP/USD exchange rate was £1.00/U.S.$1.2920, each as reported by Bloomberg L.P.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately €2.22 billion from the Euro Notes and approximately £295 million from the Sterling Notes after deducting the underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this offering to provide funds for (i) the Tender Offer Notes to be purchased in the Tender Offers and (ii) to the extent less than all of the Any and All Notes are tendered and accepted for purchase in the Any and All Tender Offer, the Any and All Notes Redemption. Any remaining net proceeds would be used for general corporate purposes, which may include the refinancing of upcoming debt maturities or borrowings under our existing commercial paper programs.

Pending such uses, we may invest the net proceeds from this offering temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments, or use such net proceeds to repay outstanding borrowings under our existing commercial paper programs or revolving credit facility.

This offering is not conditioned upon the successful completion of the Tender Offers or the Any and All Notes Redemption.

DESCRIPTION OF THE SENIOR NOTES

The following description of certain material terms of the Senior Notes offered hereby does not purport to be complete. This description supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus.

The 2022 Euro Notes, the 2025 Euro Notes, the 2028 Euro Notes, and the Sterling Notes will be issued as separate series of debt securities under an indenture dated as of April 15, 2013 (the “Base Indenture”), between us, certain other parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Base Indenture will be supplemented by a supplemental indenture with respect to each series of Senior Notes, each to be entered into concurrently with the delivery of the Senior Notes (such supplemental indentures, together with the base indenture, the “Indenture”). The following description is subject to, and is qualified in its entirety by reference to, the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the Indenture. As used in the following description, the terms “FIS,” “we,” “us” and “our” refer to Fidelity National Information Services, Inc. and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the Senior Notes. For information about how to obtain copies of the Indenture from us, see “Where You Can Find More Information.”

General

The 2022 Euro Notes will be initially limited to €1,000,000,000 aggregate principal amount and will mature on December 3, 2022. The 2025 Euro Notes will be initially limited to €625,000,000 aggregate principal amount and will mature on December 3, 2025. The 2028 Euro Notes will be initially limited to €625,000,000 aggregate principal amount and will mature on December 3, 2028. The Sterling Notes will be initially limited to £300,000,000 aggregate principal amount and will mature on December 3, 2029. We may from time to time, without notice to, or the consent of, the holders of the applicable series of Senior Notes, increase the principal amount of the Senior Notes of that series, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as such series of Senior Notes being offered hereby, provided that if such additional Senior Notes will not be fungible with the previously issued Senior Notes of the applicable series for U.S. federal income tax purposes, such additional Senior Notes will have a separate CUSIP number. The Euro Notes offered hereby will be issued only in fully registered form without coupons in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The Sterling Notes offered hereby will be issued only in fully registered form without coupons in minimum denominations of £100,000 and any integral multiple of £1,000 in excess thereof.

The security registrar and transfer agent for the Senior Notes will be The Bank of New York Mellon Trust Company, N.A. until such time as a successor security registrar or transfer agent is appointed.

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our existing and future other senior unsecured indebtedness. The Senior Notes initially will not be guaranteed by any of our subsidiaries, provided that if any of our domestic wholly-owned subsidiaries guarantees or becomes a co-obligor in respect of any Debt of FIS under our Credit Facilities in the future, any such subsidiary also will be required to guarantee the Senior Notes (such subsidiary, if and so long as such subsidiary provides a guarantee of the Senior Notes, a “Subsidiary Guarantor”). Any such guarantee would be a senior unsecured obligation of any such Subsidiary Guarantor and would rank equal with all existing and future senior unsecured indebtedness of such

Subsidiary Guarantor and senior to all subordinated indebtedness of such Subsidiary Guarantor. Any such guarantee would be effectively subordinated to any secured indebtedness of such Subsidiary Guarantor to the extent of the assets securing such indebtedness. Any such guarantee would be full and unconditional, provided that the obligations of a Subsidiary Guarantor under its applicable guarantee would be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a Subsidiary Guarantor’s obligations under its guarantee, if any, could be significantly less than amounts payable with respect to the Senior Notes, or a Subsidiary Guarantor may have effectively no obligation under its guarantee. See “Risk Factors—Risks Related to the Senior Notes—A court could void any future guarantees of the Senior Notes by our subsidiaries under fraudulent transfer laws.”

Any such guarantee of a Subsidiary Guarantor with respect to the Senior Notes would terminate and be discharged and of no further force and effect and the applicable Subsidiary Guarantor would be automatically and unconditionally released from all of its obligations thereunder:

(1)

concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Subsidiary Guarantor or the sale or disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Subsidiary Guarantor (other than to FIS or any of its subsidiaries);

(2)

at any time that such Subsidiary Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of FIS under the Credit Facilities except a discharge by or as a result of payment under such guarantee;

(3)

upon the merger or consolidation of any Subsidiary Guarantor with and into FIS or any Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following or contemporaneously with the transfer of all of its assets to FIS or any Subsidiary Guarantor;

(4)	for the applicable series of Senior Notes, upon the defeasance or discharge of such series of Senior Notes, as provided in the Indenture, or upon satisfaction and discharge of the Indenture; or

(5)	for the applicable series of Senior Notes, upon the prior consent of the holders of such series of Senior Notes then outstanding as provided for under “—Modification of the Indenture.”

The Senior Notes will be effectively subordinated to any secured indebtedness of FIS to the extent of the assets securing such indebtedness and will be structurally subordinated to the obligations (including trade accounts payable) and preferred equity of our subsidiaries that are not Subsidiary Guarantors. As of September 30, 2019, we had outstanding, on a consolidated basis, approximately $20.0 billion of unsecured senior indebtedness and no secured indebtedness, and our subsidiaries had outstanding approximately $17.2 billion of liabilities (including trade accounts payable) and no preferred equity. As of September 30, 2019, our subsidiaries held approximately 32% of our consolidated assets. For each of the year ended December 31, 2018 and the nine months ended September 30, 2019, our subsidiaries generated approximately 127% and 130%, respectively, of our consolidated total operating income. See “Risk Factors—Risk Related to the Senior Notes—Effective subordination of the Senior Notes to indebtedness of our subsidiaries and to the claims of secured creditors may reduce amounts available for payment of the Senior Notes.”

The Indenture does not contain any covenants or provisions that would afford the holders of the Senior Notes protection in the event of a highly leveraged or other transaction that is not in the best interests of the holders of the Senior Notes, except to the limited extent described below under “—Purchase of Senior Notes upon a Change of Control Triggering Event” and “—Restrictive Covenants.”

Principal and Interest

The 2022 Euro Notes will mature on December 3, 2022, unless we redeem or purchase the 2022 Euro Notes prior to that date, as described below under “—Optional Redemption” and “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2022 Euro Notes will accrue at the rate of 0.125% per year and will be paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series of Senior Notes (or from December 3, 2019, if no interest has been paid on such Senior Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as the ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention.

The 2025 Euro Notes will mature on December 3, 2025, unless we redeem or purchase the 2025 Euro Notes prior to that date, as described below under “—Optional Redemption” and “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2025 Euro Notes will accrue at the rate of 0.625% per year and will be paid on the basis of an ACTUAL/ACTUAL (ICMA) day count convention.

The 2028 Euro Notes will mature on December 3, 2028, unless we redeem or purchase the 2028 Euro Notes prior to that date, as described below under “—Optional Redemption” and “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the 2028 Euro Notes will accrue at the rate of 1.000% per year and will be paid on the basis of an ACTUAL/ACTUAL (ICMA) day count convention.

The Sterling Notes will mature on December 3, 2029, unless we redeem or purchase the Sterling Notes prior to that date, as described below under “—Optional Redemption” and “—Purchase of Senior Notes upon a Change of Control Triggering Event.” Interest on the Sterling Notes will accrue at the rate of 2.250% per year and will be paid on the basis of an ACTUAL/ACTUAL (ICMA) day count convention.

We will pay interest on each series of Senior Notes annually in arrears on December 3 of each year, beginning on December 3, 2020, to the holder in whose name each such Senior Note is registered on the fifteenth calendar day (whether or not a business day) preceding the applicable interest payment date, whether or not such day is a business day.

Amounts due on each such interest payment date, stated maturity date or earlier redemption date of each series of Senior Notes will be payable at the office or agency maintained for such purpose in London, initially the corporate trust office of the paying agent, or by electronic means, in euro in relation to the Euro Notes, and in GBP in relation to the Sterling Notes. The principal and interest payable on the Global Notes (as defined below) registered in the name of a nominee of the common depositary will be made in immediately available funds to the ICSDs or to the nominee of the common depositary, as the case may be, as the registered holder of such Global Note. If any of the Senior Notes are no longer represented by Global Notes, payment of interest on the Senior Notes in certified form may, at our option, be made by check mailed directly to holders at their registered addresses.

Neither we nor the Trustee will impose any service charge for any transfer or exchange of a Senior Note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Senior Notes. In addition, the terms of the Senior Notes will provide that we are permitted to withhold from interest payments and payments upon the maturity or earlier redemption of the Senior Notes any amounts we are required to withhold by law. See “—Payment of Additional Amounts.”

If any interest payment date, stated maturity date or earlier redemption or purchase date in respect of the Senior Notes falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) in the case of the Euro Notes, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system) or any successor thereto, is open.

Payment of Additional Amounts

All payments in respect of the Senior Notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder or a beneficial owner who is not a United States person such additional amounts (“Additional Amounts”) on the Senior Notes as are necessary in order that the net payment by us or a paying or withholding agent of the principal of, and premium, if any, and interest on, such Senior Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Senior Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply:

i.

to any tax, assessment or other governmental charge that would not have been imposed but for the holder or the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the holder or the beneficial owner if the holder or the beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

A.	being or having been engaged in a trade or business in the United States, or having or having had a permanent establishment in the United States;

B.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Senior Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

C.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign tax exempt organization or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

D.	being or having been a “10-percent shareholder” of us within the meaning of Section 871(h)(3) of the Code or any successor provision; or

E.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

ii.

to any holder that is not the sole beneficial owner of a Senior Note, or a portion of such Senior Note, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

iii.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the Senior Notes to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Senior Note, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

iv.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying or withholding agent from the payment;

v.

to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

vi.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

vii.

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder or beneficial owner of any Senior Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

viii.

to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

ix.	in the case of any combination of the above listed items.

The Senior Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Senior Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this caption “—Payment of Additional Amounts” and under the caption “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means: (a) any individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of source; (d) a domestic partnership (or other entity treated as a domestic partnership for U.S. federal income tax purposes); or (e) a trust, if (i) a court within the United States is able to exercise primary supervision over administration of the trust and one or more other United States persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. Except as described in this prospectus supplement under the caption “Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP,” any payments of Additional Amounts will be in euro in relation to the Euro Notes and in GBP in relation to the Sterling Notes.

As used in this prospectus supplement, references to the principal of, and premium, if any, and interest, if any, on the Senior Notes include Additional Amounts, if any, payable on the Senior Notes of such series in that context.

Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP

Initial holders of the Euro Notes will be required to pay for the Euro Notes in euros, and principal, premium, if any, and interest payments in respect of the Euro Notes will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to us or so used.

Initial holders of the Sterling Notes will be required to pay for the Sterling Notes in GBP, and principal, premium, if any, and interest payments in respect of the Sterling Notes will be payable in GBP. If, on or after the date of this prospectus supplement, GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Sterling Notes will be made in U.S. dollars until GBP is again available to us or so used.

The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at the Market Exchange Rate (as defined below) as of the close of business on the second business day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro or GBP, as applicable, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Any payment in respect of the Senior Notes so made in U.S. dollars will not constitute an event of default under the Indenture or the Senior Notes. Neither the Trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations. Holders of the Senior Notes will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Listing

The Senior Notes constitute new issues of securities for which there are no established trading markets. We intend to apply to list each series of the Senior Notes on the NYSE. The listing applications will be subject to approval by the NYSE. If such listings are obtained, we have no obligation to maintain such listings for any series of the Senior Notes, and we may delist any series of the Senior Notes at any time. We currently expect trading in the Senior Notes on the NYSE to begin within 30 days after the original issue date.

Redemption

Optional Redemption

We may, at our option, redeem any series of Senior Notes, in whole or in part, at any time prior to (i) November 3, 2022 (one month prior to the maturity date of the 2022 Euro Notes) in the case of the 2022 Euro Notes, (ii) October 3, 2025 (two months prior to the maturity date of the 2025 Euro Notes) in the case of the 2025 Euro Notes, (iii) September 3, 2028 (three months prior to the maturity date of the 2028 Euro Notes) in the case of the 2028 Euro Notes, and (iv) September 3, 2029 (three months prior to the maturity date of the Sterling Notes) in the case of the Sterling Notes (the foregoing dates in respect of each series of Senior Notes, the “Par Call Date”), at a redemption price calculated by us equal to the greater of:

•	100% of the aggregate principal amount of any Senior Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal (or the portion of the principal) and interest thereon that would have been due if such series of Senior Notes matured on the related Par Call Date, not including accrued and unpaid interest, if any, to but excluding the redemption date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the sum of the Comparable Government Bond Rate plus 15 basis points with respect to the 2022 Euro Notes, 20 basis points with respect to the 2025 Euro Notes, 25 basis points with respect to the 2028 Euro Notes, and 25 basis points with respect to the Sterling Notes, plus, in each case, accrued and unpaid interest, if any, on the Senior Notes being redeemed to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

On or after the related Par Call Date, we may, at our option, redeem the 2022 Euro Notes, the 2025 Euro Notes, the 2028 Euro Notes, or the Sterling Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 Euro Notes being redeemed, the 2025 Euro Notes being redeemed, the 2028 Euro Notes being redeemed, or the Sterling Notes being redeemed, plus accrued and unpaid interest, if any, on the 2022 Euro Notes, the 2025 Euro Notes, the 2028 Euro Notes, or the Sterling Notes being redeemed to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

The Senior Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Senior Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any, to but excluding the date fixed for redemption. See “—Redemption for Tax Reasons.”

“Comparable Government Bond” means (i) with respect to the Euro Notes, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the applicable series of Euro Notes to be redeemed (assuming for this purpose that each series of Euro Notes matured on the related Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/ or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate and (ii) with respect to the Sterling Notes, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a United Kingdom government bond whose maturity is closest to the maturity of the applicable series of Sterling Notes to be redeemed (assuming for this purpose that each series of Sterling Notes matured on the related Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the applicable series of Senior Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.

“Independent Investment Banker” means each of J.P. Morgan Securities plc, Merrill Lynch International, MUFG Securities EMEA plc and Wells Fargo Securities International Limited (or their respective successors), or if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by us.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent tax counsel of recognized standing selected by us, will become obligated to pay Additional Amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the Senior Notes, then we may at any time, at our option, redeem the applicable series of Senior Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the redemption date).

Selection and Notice

We (or at our request, the paying agent on our behalf) will give written notice prepared by us of any redemption of the Senior Notes to holders of the Senior Notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the applicable series of Senior Notes to be redeemed, the redemption date and the redemption price, or if not then ascertainable, the manner of calculation thereof. Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event.

If we choose to redeem fewer than all of the Senior Notes of a series, then the Trustee will select, by lot, the Senior Notes to be redeemed in part; provided, that with respect to Senior Notes issued in global form, beneficial interests therein shall be selected for redemption by Euroclear or Clearstream in accordance with their standard procedures. See also “—Book-Entry Delivery and Form” below.

If we have given notice as provided in the Indenture and made funds irrevocably available for the redemption of the Senior Notes called for redemption on the redemption date referred to in that notice, then those Senior Notes will cease to bear interest on that redemption date and the only remaining right of the holders of those Senior Notes will be to receive payment of the redemption price.

The Senior Notes will not be subject to, or have the benefit of, a sinking fund.

Purchase of Senior Notes upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to a series of Senior Notes, holders of such Senior Notes will have the right to require us to purchase all or any part of their Senior Notes of the applicable series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in such Senior Notes (provided that with respect to Euro Notes of the applicable series submitted for purchase in part, the remaining portion of such Euro Notes is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof, or with respect to the Sterling Notes of the applicable series submitted for purchase in part, the remaining portion of such Sterling Notes is in a principal amount of £100,000 or an integral multiple of £1,000 in excess thereof). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Senior Notes purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of Senior Notes, we will be required to transmit in accordance with the ICSDs’ standard procedures therefor, a notice to the holders of such Senior Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to purchase such

Senior Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by such Senior Notes and described in such notice. The notice will, if sent prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Senior Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the Senior Notes by virtue of such conflicts. On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Senior Notes or portions of Senior Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the Trustee the Senior Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes of the applicable series being purchased.

The paying agent will promptly transmit in accordance with the ICSDs’ standard procedures therefor, to each holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that, with respect to the Euro Notes, each new Euro Note will be in a principal amount of €100,000 and any integral multiple of €1,000 in excess thereof, and with respect to the Sterling Notes, each new Sterling Note will be in a principal amount of £100,000 and any integral multiple of £1,000 in excess thereof.

We will not be required to make an offer to purchase any Senior Notes upon a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Senior Notes of the applicable series properly tendered and not withdrawn under its offer; or (2) prior to the occurrence of the related Change of Control Triggering Event, we have given written notice of a redemption of the Senior Notes of the applicable series to the holders thereof as provided under “—Optional Redemption,” if applicable, above, unless we have failed to pay the redemption price on the redemption date.

For purposes of the foregoing discussion of a purchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to a series of Senior Notes, the rating on such Senior Notes is lowered by each of the Rating Agencies and such Senior Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such Senior Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of FIS and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of FIS (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) FIS consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of FIS or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of FIS constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Change of Control Triggering Event” means, with respect to a series of Senior Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Ratings Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the applicable series of Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the applicable series of Senior Notes or fails to make a rating of such Senior Notes publicly available for reasons outside of the control of FIS, FIS shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the board of directors of FIS) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by FIS to pay rating agency fees to make a rating of the Senior Notes shall not be a “reason outside of the control of FIS” for the purposes of the preceding sentence.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require us to purchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

Restrictive Covenants

Limitation on Liens

We shall not, and shall not permit any of our subsidiaries to, create or assume any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any Principal Facility, or upon any stock or Debt of any of our subsidiaries, to secure Debt unless the Senior Notes then outstanding are, for so long as such Debt is so secured, secured by such lien equally and ratably with (or prior to) such Debt. However, this requirement does not apply to:

(1)	liens existing on the date of the Indenture;

(2)

any lien for taxes or assessments or other governmental charges or levies not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(3)

any warehousemen’s, materialmen’s, landlord’s or other similar liens arising by law for sums not overdue for more than 30 days (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

(4)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of FIS and its subsidiaries taken as a whole or materially impair the operation of the business of FIS and its subsidiaries taken as a whole;

(5)

pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety, stay, customs, appeals, or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the normal course of business consistent with industry practice (including, without limitation, those to secure health, safety and environmental obligations); (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code (the “Code”) in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(6)

liens on property or assets of a person existing at the time such person is acquired or merged with or into or consolidated with us or with a subsidiary, or becomes a subsidiary (and not created or incurred in anticipation of such transaction), provided that such liens are not extended to our property and assets or the property and assets of our subsidiaries, other than the property or assets acquired;

(7)	liens securing Debt of a subsidiary owed to and held by us or by our subsidiaries;

(8)

liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by liens referred to in clauses (1), (6), (10) and (11) hereof; provided that such liens do not extend to any other property or assets (other than improvements, accessions, or proceeds in respect thereof) and the principal amount of the obligations secured by such liens is not increased;

(9)

liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(10)

liens securing Debt incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the lien may not extend to any other property owned by such person at the time the lien is incurred (other than assets and property affixed or appurtenant thereto and proceeds thereof), and the Debt (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;

(11)	liens on property or assets existing at the time of the acquisition thereof;

(12)

liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to our pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with our customers in the ordinary course of business and (ii) (W) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (Z) of financial institutions funding the Vault Cash Operations in the cash provided by such institutions for such Vault Cash Operations;

(13)	liens pursuant to the terms and conditions of any contracts between us or any subsidiary and the U.S. government;

(14)	liens arising in connection with the Cash Management Practices;

(15)	Settlement Liens; and

(16)

liens not otherwise permitted under the Indenture securing Debt in an aggregate principal amount that, together with the aggregate Attributable Value of property involved in sale and leaseback transactions permitted by clause (i) of “Limitation on Sale Leaseback Transactions” below and all other Debt then secured by liens permitted only pursuant to this clause (16), does not exceed 10% of our consolidated net worth.

Each lien, if any, granted, pursuant to the provisions described above, to secure the Senior Notes shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused the Senior Notes to be required to be so secured. For purposes of determining compliance with this covenant, any lien need not be permitted solely by reference to one category of permitted liens but may be permitted in part by one provision and in part by one or more other provisions. In the event that a lien securing Debt or any portion thereof meets the criteria of more than one such provision, we shall divide and classify and may later re-divide and reclassify such lien in our sole discretion.

Limitation on Sale Leaseback Transactions

We may not sell or transfer, and will not permit any subsidiary to sell or transfer (except to us or one or more subsidiaries, or both), any Principal Facility owned by FIS or any of its subsidiaries with the intention of taking back a lease on such facility longer than 36 months, unless (1) the sum of the aggregate Attributable Value of the property involved in sale and leaseback transactions not otherwise permitted plus the aggregate principal amount of Debt secured by all liens permitted only by clause (16) of “Limitation on Liens” above does not exceed 10% of our consolidated net worth; or (2) within 270 days after such sale or transfer, we apply an amount equal to the greater of the net proceeds of the sale or the fair market value of the property sold to the purchase of real property or the retirement of Senior Notes or other long-term Debt of us or our subsidiaries, other than any such Debt that is expressly subordinated to the Senior Notes.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not, in any transaction or series of related transactions, consolidate or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of FIS and its subsidiaries, taken as a whole, to, any person unless:

•

the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, is a corporation, limited partnership, limited liability company or similar entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such entity is not a corporation, a co-obligor of the Senior Notes is a corporation organized or existing under any such laws;

•

the person formed by or surviving any such consolidation or merger (if other than FIS), or which acquires by sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, expressly assumes by supplemental indenture, in a form satisfactory to the Trustee, the due and punctual payment of all amounts due in respect of the principal of and premium, if any, and interest on the Senior Notes and the performance of all of our obligations under the Senior Notes and the Indenture; and

•	immediately after giving effect to the transaction no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

We shall deliver to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the Indenture and that all conditions precedent to the consummation of the transaction under the Indenture have been met.

If we consolidate or merge with or into any other corporation, limited partnership, limited liability company or similar entity or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the Indenture and under the Senior Notes.

Definitions

Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used above for which no definition is provided.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Fidelity National Financial, Inc., Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc.), and each of their respective subsidiaries, shall not be deemed to be Affiliates of FIS or any of its subsidiaries solely due to overlapping officers or directors.

“Attributable Value” in respect of any sale and leaseback transaction means, as of the time of determination, the lesser of (1) the sale price of the Principal Facility involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale and leaseback transaction and the denominator of which is the base term of such lease and (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).

“Cash Management Practices” means the cash, Eligible Cash Equivalents, and short-term investment management practices of FIS and its subsidiaries as approved by our board of directors or chief financial officer from time to time, including Debt of us or any of our subsidiaries having a maturity of 92 days or less representing the borrowings from any financial institution with which we or any of our subsidiaries has a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Eligible Cash Equivalents and other short-term investments purchased by us or any of our subsidiaries with the proceeds of such borrowings.

“Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of September 21, 2018, among FIS, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other persons from time to time party thereto, as amended by that certain Amendment Agreement, dated as of March 29, 2019, that certain Second Amendment Agreement, dated as of April 5, 2019, that certain Third Amendment and Joinder Agreement, dated as of May 29, 2019, and as may be further amended, supplemented, or modified from time to time after the date thereof.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Debt” means, in respect of any person, (1) all indebtedness in respect of borrowed money, (2) all obligations of such person evidenced by bonds, notes, debentures or similar instruments and (3) the indebtedness of any other persons of the foregoing types to the extent guaranteed by such person; but only, for each of clauses (1) through (3), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet).

“Eligible Bank” means a bank or trust company (1) that is organized and existing under the laws of the United States or Canada, or any state, territory, province or possession thereof and (2) the senior Debt of which is rated at least “A3” by Moody’s or at least “A-” by S&P.

“Eligible Cash Equivalents” means any of the following: (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (2) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) above or clause (4) below entered into with any Eligible Bank or securities dealers of recognized national standing; (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (5) commercial paper of any person other than an Affiliate of FIS and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (6) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (7) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (1) through

(6); (8) United States dollars, or money in other currencies received in the ordinary course of business; (9) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (10) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by us and our subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of investments in fixed maturity securities by us and our subsidiaries; and (11) instruments equivalent to those referred to in clauses (1) through (6) above or funds equivalent to those referred to in clause (7) above denominated in Euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by FIS or any of its subsidiaries, all as determined in good faith by FIS.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Settlement” means the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Debt” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any lien relating to any Settlement or Settlement Debt (and may include, for the avoidance of doubt, the grant of a lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, liens securing intraday and overnight overdraft and automated clearing house exposure, and similar liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.

“Vault Cash Operations” means the vault cash or other arrangements pursuant to which various financial institutions fund the cash requirements of automated teller machines and cash access facilities operated by us or our subsidiaries at customer locations.

Events of Default, Notice and Waiver

The following shall constitute “Events of Default” under the Indenture with respect to the Senior Notes of a particular series:

(1)	default in the payment of any interest on the Senior Notes of such series when due and payable and continuance of such default for a period of 30 days;

(2)

default in the payment of any principal of or premium, if any, on the Senior Notes of such series when due (whether at stated maturity, upon redemption, purchase at the option of the holder or otherwise);

(3)

default in the performance, or breach, of any covenant or warranty with respect to the Senior Notes of such series (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in clauses (1), (2) or (4) through (6) or a covenant or warranty which is solely for the benefit of another series of securities), and the continuance of such default or breach for a period of 60 days after there has been given written notice of such default or breach (which notice shall, among other things, state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

(4)

default in the payment by us, when due (after the expiration of any applicable grace period thereto), of an aggregate principal amount of Debt in respect of borrowed money (other than the Senior Notes) exceeding $300 million, or default which results in such Debt (other than the Senior Notes) in an aggregate principal amount exceeding $300 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such Debt having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such Debt, within 15 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the Indenture) to us (by registered or certified mail) by the Trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series;

(5)	certain events of bankruptcy, insolvency or reorganization of FIS; and

(6)

the denial or disaffirmance by any Subsidiary Guarantor of such Subsidiary Guarantor’s obligations under its guarantee of the Senior Notes of such series, or the holding of any such guarantee as being unenforceable or invalid in any judicial proceeding, or any such guarantee ceasing to be in full force and effect, except as permitted under the Indenture.

If an Event of Default with respect to the Senior Notes of a particular series occurs and is continuing, other than an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series may declare, by written notice to us (and if given by the holders, to the Trustee), the principal of and accrued interest, if any, on all the Senior Notes of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the Senior Notes of such series may, by written notice to the Trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of or interest, if any, on the Senior Notes of such series, have been cured or waived as provided in the Indenture. An Event of Default arising from certain events of bankruptcy, insolvency or reorganization of FIS shall cause the principal of and accrued interest, if any, on all the Senior Notes of each series to be due and payable immediately without any declaration or other act by the Trustee, the holders of any series of Senior Notes or any other party.

The holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series, by written notice to the Trustee, may waive any past default or event of default with respect to the Senior Notes of such series except (1) a default or event of default in the payment of the principal of, or premium, if any, or interest on, the Senior Notes of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of Senior Notes of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The Trustee is not required to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Senior Notes of any series, unless the holders have offered the Trustee security or indemnity satisfactory to the Trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes of such series.

No holder of any Senior Note of any series may institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy unless (1) the holder has given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes of such series, (2) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (3) the holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in pursuing the remedy, (4) the Trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (5) during such 60 day period, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of such series have not given to the Trustee a direction inconsistent with such written request. Such limitations do not apply, however, to a suit instituted by a holder of any Senior Note of any series directly (as opposed to through the Trustee) for enforcement of payment of principal of, and premium, if any, or interest on such Senior Note on or after the respective due dates expressed or provided for therein.

Each year, we will either certify to the Trustee that we are not in default of any of our obligations under the Indenture or we will notify the Trustee of any default that exists under the Indenture. We are not otherwise required to deliver to the Trustee notice of the occurrence of any default or Event of Default.

Discharge, Defeasance and Covenant Defeasance

We and, if applicable, each Subsidiary Guarantor, may discharge or defease our obligations under the Indenture as set forth below.

We may discharge certain obligations to holders of the Senior Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the Senior Notes.

We may elect, at our option, either (i) to defease and be discharged from any and all obligations with respect to the Senior Notes (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the Senior Notes (“covenant defeasance”), upon the deposit with the Trustee of money and/or Government Obligations in sufficient quantity, in the opinion of any firm of independent public accountants, to pay the principal of, and any premium, if any, or interest on, the Senior Notes to maturity or redemption.

As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we effect covenant defeasance with respect to the Senior Notes as described in the accompanying prospectus, then the covenants described above under “—Restrictive Covenants” and “—Purchase of Senior Notes upon a Change of Control Triggering Event” will cease to be applicable to the Senior Notes.

For purposes of the Senior Notes, “Government Obligations” means (i) with respect to the Euro Notes, securities denominated in euro that are (A) direct obligations of the Federal Republic of Germany or any country that is a member of the European Monetary Union whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, the payments of which are supported by the full faith and credit of the German government or such other member of the European Monetary Union, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Monetary Union, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the German government or such other member of the European Monetary Union; and (ii) with respect to the Sterling Notes, securities denominated in GBP, that are (A) direct obligations of the United Kingdom, the payments of which are supported by the full faith and credit of the United Kingdom, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the United Kingdom.

Modification of the Indenture

Under the Indenture, we, each Subsidiary Guarantor, if any, and the Trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of the Senior Notes of a particular series to:

•

evidence the succession of another person to FIS or any Subsidiary Guarantor and the assumption by any such successor of the covenants of FIS or of such Subsidiary Guarantor in the Indenture and in the Senior Notes of such series; or

•

add to the covenants of FIS or of any Subsidiary Guarantor for the benefit of the holders of the Senior Notes of such series or surrender any right or power conferred upon FIS or such Subsidiary Guarantor in the Indenture or in the Senior Notes of such series; or

•	add any additional Events of Default with respect to the Senior Notes of such series; or

•

add to or change any of the provisions of the Indenture to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of Senior Notes of such series in global form; or

•

amend or supplement any provision contained in the Indenture or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding Senior Notes of such series issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the Senior Notes of such series; or

•	establish the form or terms of the Senior Notes of such series as permitted by the Indenture; or

•	add or release any Subsidiary Guarantor as required or permitted by the Indenture; or

•

evidence and provide for the acceptance of appointment by a successor trustee with respect to the Senior Notes of such series under the Indenture and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indenture; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•

cure or reform any ambiguity, defect, omission, mistake, manifest error or inconsistency, or conform the Indenture or the Senior Notes of such series to any provision of the description thereof set forth in the prospectus, as supplemented as of the time of sale, under which such Senior Notes were sold; or

•	make any other change that does not adversely affect the rights of any holder; or

•

make any change to comply with the Trust Indenture Act or any amendment thereof, or any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of a particular series affected by such supplemental indenture, we, each Subsidiary Guarantor, if any, and the Trustee may enter into supplemental indentures other than those described in the immediately preceding paragraph to add provisions to, or change or eliminate any provisions of the Indenture or any supplemental indenture or to modify the rights of the holders of the Senior Notes of such series so affected. However, we need the consent of the holder of each outstanding Senior Note of a particular series affected in order to:

•

change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or Additional Amounts, if any, with respect to, any Senior Note of such series; or

•

reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any Additional Amounts payable with respect to, any Senior Note of such series or the rate of interest on any Senior Note of such series; or

•

reduce the amount of premium, if any, payable upon redemption of any Senior Note of such series or the purchase by us of any Senior Note of such series at the option of the holder of such Senior Note; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or Additional Amounts, if any, with respect to, any Senior Note of such series is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any Senior Note of such series or any premium or the interest thereon or Additional Amounts, if any, with respect thereto, is payable; or

•

change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any Senior Note of such series is determined; or

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the purchase date, as the case may be); or

•	except as provided in the Indenture, release the guarantee of any Subsidiary Guarantor with respect to such series of Senior Notes; or

•

reduce the percentage in principal amount of the outstanding Senior Notes of such series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences) provided for in the Indenture; or

•	change any obligation of FIS to maintain an office or agency in the places and for the purposes specified in the Indenture; or

•

make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding Senior Notes of such series, the holders of which may waive past defaults on behalf of holders of the Senior Notes of such series or make any change in the provision governing supplemental indentures that requires consent of holders of the Senior Notes of such series, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding Senior Note of such series affected thereby.

Governing Law

The Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Relationship with the Trustee and Paying Agent

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the Trustee. The Bank of New York Mellon, London Branch, will act as our paying agent with respect to the Senior Notes, subject to replacement upon certain events specified in the Indenture. The Senior Notes may be exchanged or transferred, subject to and upon satisfaction of the terms and conditions set forth in the Indenture, at the office or agency maintained for such purpose in London, initially the corporate trust office of the paying agent. Upon notice to the Trustee, we may change any paying agent.

Book-Entry Delivery and Form

We have obtained the information in this section concerning Clearstream, Euroclear, and the book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The Euro Notes will be offered and sold only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Sterling Notes will be offered and sold only in denominations of £100,000 and integral multiples of £1,000 in excess thereof. The Senior Notes of either series will initially be represented by one or more fully registered Global Notes. Each such Global Note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the Global Notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the Global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Senior Notes and all transfers relating to the Senior Notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the Senior Notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Senior Notes will take place through Clearstream and Euroclear Participants (as defined below) and will settle in same-day funds. Owners of book-entry interests in the Senior Notes will receive payments relating to their Senior Notes in euro or GBP, as applicable, except as described above under “—Euro Notes—Issuance in Euros; Sterling Notes—Issuance in GBP.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Senior Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Senior Notes held by them. Neither we nor the Trustee have any responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We and the Trustee also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Senior Notes will not be entitled to have the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders of the Senior Notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Senior Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Senior Notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Global Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Global Clearance and Settlement Procedures

We understand that investors that hold their Senior Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Senior Notes will be credited to the securities custody accounts of Clearstream and Euroclear Participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear Participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Senior Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Senior Notes, or to make or receive a payment or delivery of the Senior Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Senior Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If Clearstream or Euroclear is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue Euro Notes of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof and Sterling Notes of like tenor in minimum denominations of £100,000 principal amount and integral multiples of £1,000 in excess thereof, in each case in definitive form in exchange for an applicable registered Global Note that had been held by the depositary. Upon the issuance of certificated Senior Notes, the registrar is required to register the certificated Senior Notes in the name of that person or persons, or their nominee, and cause the certificated Senior Notes to be delivered thereto. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the applicable registered Global Note that had been held by the depositary. In addition, we may at any time determine that the Senior Notes of an applicable series shall no longer be represented by a Global Note and will issue Senior Notes in definitive form in exchange for such Global Note pursuant to the procedure described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are broker-dealers, traders in securities who elect the mark-to-market method of tax accounting for their securities, U.S. Holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the Senior Notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, Medicare contribution tax, gift or estate tax laws, or any state, local or foreign tax laws or the potential application of the income accrual rules set forth in Section 451(b) of the Code. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such entity or arrangement will generally depend upon the status of the person and the activities of the person and the entity or other arrangement treated as a partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities or arrangements should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED

TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

Optional Redemption and Repurchase upon a Change of Control Triggering Event

We believe and intend to take the position that the possibility of the payment of additional amounts above the principal amount of the Senior Notes described in “Description of the Senior Notes—Optional Redemption” and “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Triggering Event” will not cause the Senior Notes to be considered “contingent payment debt instruments” under applicable U.S. Treasury regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash-method taxpayer, to accrue income on the Senior Notes in excess of the stated interest on the Senior Notes, and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a Senior Note. The remainder of this discussion assumes that the Senior Notes will not be considered contingent payment debt instruments. Purchasers of Senior Notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Senior Notes.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. Payments of stated interest on the Senior Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on the Euro Notes or the GBP-denominated interest payment on the Sterling Notes, as applicable, based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars on such date. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros or GBP, as applicable, so received, see “—Transactions in Euros and GBP,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on the Senior Notes in euros and GBP, as applicable, and translate the amount accrued into U.S. dollars based on

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•

at such U.S. Holder’s election, the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans two years, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros or GBP, as applicable, received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Senior Notes.

Disposition of a Senior Note

A U.S. Holder’s tax basis in a Senior Note will generally be the U.S. dollar value of the euro or GBP purchase price, as applicable, calculated at the spot rate of exchange on the date of purchase. If the Senior Notes are traded on an established securities market (as determined under applicable U.S. Treasury regulations), a cash-method taxpayer who buys a Senior Note will have a tax basis in the Senior Note equal to the U.S. dollar value of the euro or GBP amount paid for the Senior Note, as applicable, determined on the settlement date. An accrual-method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of Senior Notes traded on an established securities market. This election by accrual-method taxpayers cannot be changed without the consent of the IRS.

Upon the sale, redemption, exchange or other taxable disposition of a Senior Note (collectively, a “Disposition”), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the Disposition and the U.S. Holder’s tax basis in the Senior Note, which will generally equal the cost of the Senior Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

If there is a Disposition of a Senior Note for an amount denominated in euro or GBP, as applicable, a U.S. Holder’s amount realized generally will equal the U.S. dollar value of the euro or GBP received in the Disposition calculated at the spot rate in effect on the date of the Disposition. If the Senior Notes are traded on an established securities market (as determined under applicable U.S. Treasury regulations), a cash-method taxpayer who buys or sells a Senior Note is required to translate units of euro or GBP, as applicable, paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual-method taxpayer may elect the same treatment for all purchases and sales of Senior Notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the Disposition of a Senior Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the Disposition the Senior Note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder may recognize foreign currency gain or loss upon the Disposition of a Senior Note as a result of fluctuations in the euro-U.S. dollar exchange rate or GBP-U.S. dollar exchange rate, as applicable. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in euro or GBP of the Senior Note, as applicable, determined using the spot rate on the date of Disposition of the Senior Note, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in euro or GBP of the Senior Note, as applicable, determined using the spot rate on the date the U.S. Holder acquired the Senior Note. If the Senior Notes are traded on an established securities market (as determined under applicable U.S. Treasury regulations), such gain or loss will, in the case of a cash-method or electing accrual-method taxpayer, be determined based on the spot rates on the settlement dates of such Disposition and acquisition. The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the Disposition of the Senior Note. Any such gain or loss generally will be U.S. source ordinary income or loss.

Transactions in Euros and GBP

Euros or GBP received as interest on, or on a Disposition of, the Senior Notes, as applicable, will have a tax basis equal to their U.S. dollar value at the time such amount is received. The amount of gain or loss recognized on a sale or other disposition of such euros or GBP will be equal to the difference between (1) the amount of U.S.

dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros or GBP, as applicable. As discussed above, if the Senior Notes are traded on an established securities market, a cash-method U.S. Holder (or an electing accrual-method U.S. Holder) will determine the U.S. dollar value of the euros or GBP, as applicable, received on the Disposition of the Senior Notes by translating the euros or GBP received at the spot rate of exchange on the settlement date of the Disposition.

A U.S. Holder that purchases the Senior Notes with previously owned euros or GBP will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros or GBP, as applicable, and the U.S. dollar fair market value of such Senior Notes on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros or GBP, as applicable, and the immediate use of such euros or GBP to purchase the Senior Notes generally will not result in any exchange gain or loss for a U.S. Holder.

Reportable Transaction Reporting

Under applicable U.S. Treasury regulations, a U.S. Holder who participates in a “reportable transaction”(as defined in the U.S. Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss from the Senior Notes as a reportable transaction if this loss exceeds the relevant threshold in the U.S. Treasury regulations. U.S. Holders should consult their tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or disposition of the Senior Notes or any related transaction such as the disposition of any euros or GBP, as applicable, received in respect of the Senior Notes.

Information Reporting and Backup Withholding

Payments of interest on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the IRS on IRS Form 1099 unless the U.S. Holder is an exempt recipient such as certain corporations and may be subject to U.S. federal backup withholding tax, currently at a rate of 24%, if the recipient of the payment fails to supply an accurate taxpayer identification number on IRS Form W-9 or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules will be reported on IRS Form 1099 and is allowable as a credit against the U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the Senior Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Senior Notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Senior Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable tax treaty, such interest is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net-income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net-income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Disposition of a Senior Note

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a Non-U.S. Holder on the Disposition of a Senior Note (other than gain that represents accrued but unpaid interest, which will be subject to the rules regarding interest above) generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net-income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under the heading “—Payments of Interest.” Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States-related persons, unless the Non-U.S. Holder certifies under penalty of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and the U.S. Treasury regulations promulgated thereunder (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the Senior Notes paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Senior Notes.

Current provisions of the Code and U.S. Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of debt obligations that can produce U.S.-source interest (such as the Senior Notes) as subject to FATCA withholding after December 31, 2018. However, under recently proposed U.S. Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement among us and J.P. Morgan Securities plc, Merrill Lynch International, MUFG Securities EMEA plc and Wells Fargo Securities International Limited, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Senior Notes that appears opposite its name in the table below:

Underwriters	Principal Amount of 2022 Euro Notes	Principal Amount of 2025 Euro Notes	Principal Amount of 2028 Euro Notes	Principal Amount of Sterling Notes
J.P. Morgan Securities plc	€225,000,000	€140,625,000	€140,625,000	£67,500,000
Merrill Lynch International	€160,000,000	€100,000,000	€100,000,000	£48,000,000
MUFG Securities EMEA plc	€105,000,000	€65,625,000	€65,625,000	£31,500,000
Wells Fargo Securities International Limited	€105,000,000	€65,625,000	€65,625,000	£31,500,000
Barclays Bank PLC	€60,000,000	€37,500,000	€37,500,000	£18,000,000
Citigroup Global Markets Limited	€60,000,000	€37,500,000	€37,500,000	£18,000,000
Goldman Sachs & Co. LLC	€60,000,000	€37,500,000	€37,500,000	£18,000,000
U.S. Bancorp Investments, Inc.	€60,000,000	€37,500,000	€37,500,000	£18,000,000
Crédit Agricole Corporate and Investment Bank	€27,500,000	€17,187,500	€17,187,500	£8,250,000
HSBC Securities (USA) Inc.	€27,500,000	€17,187,500	€17,187,500	£8,250,000
Lloyds Securities Inc.	€27,500,000	€17,187,500	€17,187,500	£8,250,000
PNC Capital Markets LLC	€27,500,000	€17,187,500	€17,187,500	£8,250,000
SMBC Nikko Capital Markets Limited	€27,500,000	€17,187,500	€17,187,500	£8,250,000
SunTrust Robinson Humphrey, Inc.	€27,500,000	€17,187,500	€17,187,500	£8,250,000

Total	€1,000,000,000	€625,000,000	€625,000,000	£300,000,000

The underwriters are offering the Senior Notes subject to their acceptance of the Senior Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Senior Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Senior Notes offered by this prospectus supplement if any such Senior Notes are taken. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the Senior Notes to the public at the applicable public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the 2022 Euro Notes to selected dealers at the public offering price minus a concession of up to 0.195% of the principal amount of the 2022 Euro Notes. The underwriters may offer the 2025 Euro Notes to selected dealers at the public offering price minus a concession of up to 0.285% of the principal amount of the 2025 Euro Notes. The underwriters may offer the 2028 Euro Notes to selected dealers at the public offering price minus a concession of up to 0.330% of the principal amount of the 2028 Euro Notes. The underwriters may offer the Sterling Notes to selected dealers at the public offering price minus a concession of up to 0.345% of the principal amount of the Sterling Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.130% of the principal amount of the 2022 Euro Notes to certain other dealers. The underwriters may allow, and those selected dealers may reallow, a concession of up to 0.190% of the principal amount of the 2025 Euro Notes to certain other dealers. The underwriters may allow, and those selected dealers may reallow, a concession of up to 0.220% of the principal amount of the 2028 Euro Notes to certain other dealers. The underwriters may allow, and those selected dealers may reallow, a concession of up to 0.230% of the principal amount of the Sterling Notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Senior Notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of Senior Notes:

Paid by us
Per 2022 Euro Note	0.325%
Total for 2022 Euro Notes	€3,250,000
Per 2025 Euro Note	0.475%
Total for 2025 Euro Notes	€2,968,750
Per 2028 Euro Note	0.550%
Total for 2028 Euro Notes	€3,437,500
Total for Euro Notes	€9,656,250
Per Sterling Note	0.575%
Total for Sterling Notes	£1,725,000

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering (excluding the underwriters’ discount), which we estimate will be $7.5 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Senior Notes are new issues of securities, and there are currently no established trading markets for the Senior Notes. We intend to apply to list the Senior Notes on the NYSE. The listing application is subject to approval by the NYSE. We cannot assure you that the Senior Notes of any series will become or remain listed. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the Senior Notes of any series at any time. The underwriters have advised us that they intend to make a market in the Senior Notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the Senior Notes at any time in their sole discretion. Accordingly, active public trading markets for the Senior Notes may not develop, and the market prices and liquidity of the Senior Notes may be adversely affected.

In connection with the issue of the Sterling Notes, Merrill Lynch International, in its role as stabilizing manager (the “Sterling Stabilizing Manager”) for its own account may, to the extent permitted by applicable laws and directives, over-allot Senior Notes or effect transactions with a view to supporting the market price of the Sterling Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Sterling Stabilizing Manager (or persons acting on behalf of the Sterling Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Sterling Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Sterling Notes and 60 days after the date of the allotment of the Sterling Notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.

In connection with the issue of the Euro Notes, Merrill Lynch International, in its role as stabilizing manager (the “Stabilizing Manager”) for its own account may, to the extent permitted by applicable laws and directives, overallot Euro Notes, or effect transactions with a view to supporting the market price of the Euro Notes, at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Euro Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Euro Notes and 60 days after the date of the allotment of the Euro Notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.

In addition, in connection with the offering of the Senior Notes, J.P. Morgan Securities plc, Merrill Lynch International, MUFG Securities EMEA plc and Wells Fargo Securities International Limited may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilizing underwriters of a greater number of Senior Notes than they are required to purchase in the offering. Stabilizing transactions and syndicate covering transactions may cause the prices of the Senior Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Settlement

We expect that delivery of the Senior Notes will be made to investors on or about December 3, 2019, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Senior Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain of the underwriters and/or their affiliates currently serve as bookrunners, arrangers, lenders and/or agents under our revolving credit facility. Consequently, these underwriters and/or their affiliates may receive a portion of the net proceeds of this offering to the extent they are used to repay amounts outstanding under our existing revolving credit facility. Additionally, to the extent that the underwriters or their affiliates own any of the Tender Offer Notes, they may tender such notes pursuant to the terms of the Tender Offers. As a result, the underwriters or their affiliates that hold our Tender Offer Notes, and tender their Tender Offer Notes pursuant to the terms of the Tender Offers, would receive a portion of the net proceeds from this offering that we use to repurchase their Tender Offer Notes as described in “Use of Proceeds.” In addition, BofA Securities, Inc., an affiliate of Merrill Lynch International, and J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Securities plc, are acting as dealer managers in the Tender Offers and will receive customary fees in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Australia

This prospectus supplement:

(i)	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(ii)

has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

(iii)

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

(iv)

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Senior Notes may not be, directly or indirectly, offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Senior Notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Senior Notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Senior Notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of Senior Notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Senior Notes, you undertake to us that you will not, for a period of 12 months from the date of issue of the Senior Notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the ASIC.

Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person located in a member state of the EEA to whom any offer of Senior Notes is made, or who receives any communication in respect of any offer of Senior Notes, or who initially acquires any Senior Notes, will be deemed to have represented and warranted to and with each underwriter and FIS that such person is not a retail investor.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Senior Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the Senior Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the United Kingdom and those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United

Kingdom, the Senior Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Hong Kong

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

The Senior Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Senior Notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Senior Notes may not be re-sold to South Korean residents unless the purchaser of the Senior Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer of the Senior Notes offered hereby has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Senior Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Senior Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, FIS or the Senior Notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Senior Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Senior Notes has not been, and will not be, authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Senior Notes.

Taiwan

The Senior Notes have not been and will not be registered with, or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authorities of Taiwan, pursuant to relevant securities laws and regulations and may not be offered, issued or sold in Taiwan through a public offering or in any manner which would constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations of Taiwan or would otherwise require registration with, filing with, or the approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Senior Notes in Taiwan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed under Item 9.01 of such form that are related to such items):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March  31, 2019, filed with the SEC on April 30, 2019, the quarterly period ended June 30, 2019, filed with the SEC on August 6, 2019, and the quarterly period ended September 30, 2019, filed with the SEC on November 5, 2019;

•

the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2019 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018; and

•

our Current Reports on Form 8-K, filed with the SEC on March  8, 2019, March  18, 2019 (report filed at 8:30:28 a.m. EDT), March  18, 2019 (report filed at 5:11:04 p.m. EDT), April  11, 2019, May 13, 2019, May 17, 2019, May 21, 2019, May  23, 2019, June  4, 2019, July  3, 2019, July  5, 2019, July  24, 2019, July  31, 2019, August  14, 2019 and August 16, 2019.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

The validity of the Senior Notes offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters relating to Georgia law will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

FIS

The consolidated financial statements of Fidelity National Information Services, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Worldpay

The consolidated financial statements and related financial statement schedule of Worldpay, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus supplement by reference from a Current Report on Form 8-K of Fidelity National Information Services, Inc. dated May 13, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle for the accounting for revenue from contracts with customers). Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL INFORMATION SERVICES, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,

DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Information Services, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, carefully before you make your investment decision.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

In addition, shareholders of ours (each a “selling shareholder”) may offer and sell our common stock from time to time in one or more offerings. We will describe the specific terms and manner of such offerings in a prospectus supplement, which will also provide information about the selling shareholders and the number of shares that may be sold. We will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FIS.” Other than for our common stock, there is no market for the other securities we may offer.

Investing in our securities involves risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 31, 2019

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “FIS,” “we,” “our,” “ours,” or “us” refer to Fidelity National Information Services, Inc., together with its subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may issue any combination of securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we or a selling shareholder sells securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any accompanying prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective documents. Our business, financial condition, results of operations and prospects may have changed since such date.

RISK FACTORS

Investing in the securities to be offered by this prospectus and any applicable prospectus supplement involves risk. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under “Forward-Looking Statements” and the risk factors set forth in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC prior to the date of this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FIS. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the Worldpay transaction will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the risk that the integration of FIS and Worldpay will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the Worldpay transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of FIS or Worldpay may exist;

•	the risk that acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;

•	the risks of doing business internationally;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets, and currency fluctuations;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software (including software updates) for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	the failure to meet financial goals to grow the business in Brazil after the unwinding of our Brazilian joint venture;

•	the risks of reduction in revenue from the loss of existing and/or potential customers in Brazil after the unwinding of our Brazilian joint venture;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or card schemes or changes in those requirements;

•	fraud by merchants or bad actors; and

•	other risks detailed elsewhere in this document and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We assume no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus or any related prospectus supplement.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIS is a global leader in financial services technology, providing solutions and services to clients in the retail and institutional banking, payments, capital markets, asset management, and wealth and retirement markets. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves clients in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs more than 47,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of the Standard & Poor’s 500® Index.

On March 17, 2019, FIS entered into a merger agreement to acquire Worldpay, Inc. (“Worldpay”). On July 31, 2019, FIS completed the acquisition of Worldpay. Through its acquisition of Worldpay, FIS is now a global leader in technology, solutions and services for merchants, as well as banks and capital markets. The Worldpay acquisition brings an integrated technology platform with a comprehensive suite of products and services serving merchants and financial institutions. Worldpay processed over 40 billion transactions annually, supporting more than 300 payment types across 146 countries and 126 currencies. Through the transaction, FIS will have enhanced global payment capabilities, robust risk and fraud solutions and advanced data analytics.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 438-6000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, the financing of future acquisitions and the repayment or refinancing of outstanding indebtedness. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any proceeds from the sale of securities by selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of (a) our Amended and Restated Articles of Incorporation, which we refer to as our articles of incorporation, (b) our Fourth Amended and Restated Bylaws, which we refer to as our bylaws, and (c) Georgia law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our articles of incorporation and our bylaws. We have incorporated by reference our articles of incorporation and our bylaws as exhibits to the registration statement of which this prospectus forms a part.

General

Stock Outstanding. Pursuant to an amendment to our articles of incorporation filed with the Georgia Secretary of State on July 31, 2019, our authorized capital stock consists of 950,000,000 shares, of which 750,000,000 are designated “Common Stock” and have a par value of $0.01 per share, and 200,000,000 shares are designated “Preferred Stock” and have a par value of $0.01 per share. As of June 30, 2019, 323,948,734 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. On July 31, 2019, we issued approximately 289 million shares of Common Stock to Worldpay stockholders upon completion of our acquisition of Worldpay.

Common Stock

Holders of our Common Stock are entitled to receive dividends that may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of FIS legally available for the payment of dividends. Holders of our Common Stock have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote. Upon the voluntary or involuntary dissolution of FIS, the net assets of FIS available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them. The rights and privileges of holders of our Common Stock are subject to the rights and preferences of the holders of any series of Preferred Stock that we may issue in the future, as described below.

Preferred Stock

The Preferred Stock may be issued from time to time without shareholder consent by approval of our board of directors, which we refer to as our board, as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by our board prior to the issuance of any such shares, in the manner authorized by the Georgia Business Corporation Code, which we refer to as the Georgia Code. The authority of our board with respect to each series of the Preferred Stock includes, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Code, and any others determined by our board, any of which may be different from or the same as those of any other class or series of FIS’ shares.

Our board is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, our Bylaws and Georgia Law

A number of provisions of our articles of incorporation and our bylaws deal with matters of corporate governance and the rights of shareholders. The following discussion is a general summary of select provisions of our articles of incorporation, our bylaws and certain Georgia law that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board but which individual shareholders may deem to be in their best interest or in which shareholders may be offered a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also render the removal of the incumbent board or management more difficult.

Common Stock. Our unissued shares of authorized Common Stock will be available for future issuance without additional shareholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board in opposing a hostile takeover bid.

Preferred Stock. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties that might oppose such a takeover bid or issue shares of Preferred Stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our Common Stock at a premium over the market price of our Common Stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our Common Stock.

Board of Directors and Related Provisions. Our articles of incorporation provide that the number of directors is to be not less than five and not more than fifteen and is to be set by resolution of our board from time to time. Our articles of incorporation provide that any vacancy on our board that results from an increase in the number of directors, or from the death, resignation, retirement, disqualification, or removal from office of any director, will be filled by a majority of the remaining members of our board, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal from office of a director will have the same remaining term as his or her predecessor. Accordingly, our board can prevent any shareholder from enlarging our board and filling the new directorships with that shareholder’s own nominees.

Special Meetings of Shareholders. Our bylaws provide that special meetings of shareholders may be called by the chairman of our board, the vice chairman, our chief executive officer, our president, our board by vote at a meeting, a majority of our directors in writing without a meeting, or by unanimous call of our shareholders. This provision could have the effect of inhibiting shareholder actions that require a special meeting of shareholders, unless our board, the chairman of our board, the vice chairman, our chief executive officer or our president calls such a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees. Our bylaws provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders’ meeting, the shareholder’s written notice must be received by the secretary of FIS at the principal executive offices of FIS not less than 120 days prior to the anniversary date of the date that the proxy statement for the immediately preceding annual meeting of shareholders was released to shareholders. However, if no annual meeting of the shareholders was held in the previous year or if the date of the annual meeting of the shareholders has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, the notice shall be delivered to and received by us not later than the last to occur of (i) the date that is 150 days prior to the date of the contemplated annual meeting or (ii) the date that is 10 days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. In the case of a special meeting, to be timely, a shareholder’s proposal must be delivered to the secretary of FIS at the principal executive offices of FIS, no later than the close of business on the earlier of (i) the 30th day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting or (ii) the 10th day following the day on which notice of the special meeting was given. The notice must describe the proposal or nomination and set forth the name and address of, and the stock held of record and beneficially by, the shareholder, together with other specified information. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Other Constituencies

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of our company, our board, committees of our board, and individual directors, in addition to considering the effects of any action on FIS or its shareholders, is authorized under a provision of our articles of incorporation to consider the interests of our employees, customers, suppliers, and creditors and the employees, customers, suppliers, and creditors of our subsidiaries, the communities in which our offices or other establishments are located, and all other factors the directors consider pertinent. This provision permits our board to consider numerous judgmental or subjective factors affecting a proposal for a business combination, including some non-financial matters, and on the basis of these considerations, our board may be permitted to oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

Amendment of Our Articles of Incorporation

Under the Georgia Code, and except as otherwise provided by our articles of incorporation, amendments to our articles of incorporation generally require the amendment to be recommended to the shareholders by our board and approved at a properly called shareholder meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Our articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, to make, alter, amend, change, add to, or repeal any provision of, our articles of incorporation or our bylaws where such creation, alteration, amendment, change, addition, or repeal would be inconsistent with the provisions of our articles of incorporation relating to:

•	the number or classification of members of our board;

•	the filling of vacancies on our board; or

•	the ability of our board to adopt amendments to our bylaws.

Notwithstanding the foregoing, this two-thirds vote is not required for any alteration, amendment, change, addition, or repeal recommended by a majority of our board.

The Georgia Code provides that certain minor amendments to a corporation’s articles of incorporation may be adopted by the board without shareholder action.

Amendment of Our Bylaws

Under the Georgia Code in general, and subject to our articles of incorporation and the requirements of the business combination and fair price provisions described below, our bylaws may be altered, amended, or repealed by our board or by the affirmative vote of a majority of votes cast by shareholders entitled to vote thereon, where a quorum is present.

Anti-Takeover Legislation - Georgia Law

We are covered by two provisions of the Georgia Code that restrict business combinations with interested shareholders: the business combination provision and the fair price provision. These provisions do not apply to a Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation’s articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with respect to the fair price provision, his, her, or its associates and affiliates.

Interested Shareholders Transactions

The business combination provision of the Georgia Code generally prohibits Georgia corporations from entering into certain business combination transactions with any “interested shareholder,” generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation, for a period of five years from the date that person became an interested shareholder, unless:

•

prior to that shareholder becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder;

•

in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding, excluding, for purposes of determining the number of shares outstanding, “Insider Shares,” as defined below, at the time the transaction commenced; or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares, excluding, for purposes of determining the number of shares outstanding, Insider Shares, and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote Insider Shares and voting stock beneficially owned by the interested shareholder.

For purposes of this provision, Insider Shares refers generally to shares owned by:

•	persons who are directors or officers of the corporation, their affiliates, or associates;

•	subsidiaries of the corporation; or

•

any employee stock plan under which participants do not have the right, as determined exclusively by reference to the terms of such plan and any trust which is part of such plan, to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer.

A Georgia corporation’s bylaws must specify that all requirements of this provision apply to the corporation in order for this provision to apply. Our bylaws contain a provision stating that all requirements of this provision, and any successor provision, apply to us.

Fair Price Requirements

The fair price provision of the Georgia Code imposes certain requirements on business combinations of a Georgia corporation with any person who is an “interested shareholder” of that corporation. In addition to any vote otherwise required by law or the corporation’s articles of incorporation, under the fair price provision, business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation’s minority shareholders:

•

the transaction must be unanimously approved by the “continuing directors” of the corporation, generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval;

•

the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or

•	the terms of the transaction must meet specified fair pricing criteria and certain other tests.

A Georgia corporation’s bylaws must specify that all requirements of the fair price provision apply to the corporation in order for the fair price provision to apply. Our bylaws contain a provision stating that all requirements of the fair price provision, and any successor provisions thereto, apply to us.

Removal of Directors

The Georgia Code also contains a provision commonly referred to as the “removal provision,” which, in the case of a company such as FIS without a staggered board, generally provides that:

•	directors may be removed with or without cause only by a majority vote of the shares entitled to vote for the removal of directors; and

•

a director may be removed by a corporation’s shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Limitations on Director Liability

Under the provisions of our articles of incorporation, no director shall have any liability to us or to our shareholders for monetary damages for any action taken, or failure to take any action, as a director, except for: (1) any appropriation of any business opportunity of ours in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Code (relating to a director’s personal liability for certain corporate distributions); or (4) any transaction from which the director received an improper personal benefit.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in debt securities or preferred stock in the form of depositary shares. The terms of any depositary shares we may offer and the applicable deposit agreement will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either senior debt securities or subordinated debt securities. The applicable prospectus supplement will describe the terms of any debt securities that we may offer.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. The applicable prospectus supplement will describe the terms of any warrants that we may offer.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. The prospectus supplement will describe the terms of any such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to be received by us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than our Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold will be listed on the New York Stock Exchange, upon official notice of issuance, unless stated otherwise in the applicable prospectus supplement. The securities, other than the Common Stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

The applicable prospectus supplement will describe the plan of distribution with regard to any shares to be sold by selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information in such documents that is not deemed to be filed) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

•	our quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on April 30, 2019;

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2019;

•

our current reports on Form 8-K, filed with the SEC on March 8, 2019, March  18, 2019 (report filed at 8:30:28 a.m. EDT), March  18, 2019 (report filed at 5:11:04 p.m. EDT), April 11, 2019, May 13, 2019, May 17, 2019, May  21, 2019, May 23, 2019, June 4, 2019, July  3, 2019, July  5, 2019, July 24, 2019 and July  31, 2019; and

•

the description of our Common Stock, par value $0.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on June 11, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 438-6000

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Certain matters with respect to the validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York and certain matters with respect to Georgia law will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Additional legal matters may be passed on for us and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fidelity National Information Services, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Worldpay, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, incorporated herein by reference from a Current Report on Form 8-K of Fidelity National Information Services, Inc. dated May 13, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle for the accounting for revenue from contracts with customers). Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

€2,250,000,000

£300,000,000

Fidelity National Information Services, Inc.

€1,000,000,000  0.125% Senior Notes due 2022

€625,000,000  0.625% Senior Notes due 2025

€625,000,000  1.000% Senior Notes due 2028

£300,000,000  2.250% Senior Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	BofA Securities	MUFG	Wells Fargo Securities

Barclays	Citigroup	Goldman Sachs & Co. LLC	US Bancorp

Co-Managers

Crédit Agricole CIB	HSBC	Lloyds Securities

PNC Capital Markets LLC	SMBC Nikko	SunTrust Robinson Humphrey

November 21, 2019